Exhibit 10.16

ASSET PURCHASE AGREEMENT

among

ARZOON, INC.
ARZOON ACQUISITION, INC.
ARZOON ASSET ACQUISITION, INC.
collectively, as Seller

and

SSA GLOBAL TECHNOLOGIES, INC.,

as Purchaser

Dated as of June 4, 2004

TABLE OF CONTENTS

Page
ARTICLE I DEFINITIONS
Section 1.1. Specific Definitions
Section 1.2. Other Definitional Provisions

ARTICLE II THE PURCHASE AND SALE OF PURCHASED ASSETS
Section 2.1. Purchase and Sale of Purchased Assets.
Section 2.2. Excluded Assets
Section 2.3. Assumed Liabilities
Section 2.4. Excluded Liabilities
Section 2.5. Consideration for the Purchased Assets
Section 2.6. Closing
Section 2.7. Deliveries at Closing
Section 2.8. Allocation of Purchase Price
Section 2.9. Satisfaction of Bridge Notes

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER
Section 3.1. Authority
Section 3.2. Organization, Standing and Power
Section 3.3. Subsidiaries
Section 3.4. Seller Financial Statements
Section 3.5. Taxes
Section 3.6. Compliance with Law
Section 3.7. Governmental Permits
Section 3.8. Litigation
Section 3.9. Contracts
Section 3.10. Consents and Approvals
Section 3.11. Intellectual Property
Section 3.12. Products
Section 3.13. Labor Matters/Employee Matters
Section 3.14. Affiliate Transactions
Section 3.15. Brokers and Finders
Section 3.16. Sufficiency and Title of Purchased Assets
Section 3.17. Absence of Certain Changes or Events
Section 3.18. Charter and Bylaws
Section 3.19. Books and Records
Section 3.20. Real Property
Section 3.21. No Public Sale or Distribution
Section 3.22. Accredited Investor Status
Section 3.23. Reliance on Exemptions
Section 3.24. Information

i

Section 3.25. No Governmental Review
Section 3.26. Transfer or Resale
Section 3.27. Legends
Section 3.28. Corporate Securities Law
Section 3.29. Environmental
Section 3.30. Employees
Section 3.31. Accounts Receivables
Section 3.32. Capitalization
Section 3.33. Ownership of Stock
Section 3.34. Global Commerce
Section 3.35. Disclosure

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER
Section 4.1. Authority
Section 4.2. Organization, Standing and Power
Section 4.3. Issuance of Securities
Section 4.4. Equity Capitalization
Section 4.5. Purchaser Financial Statements
Section 4.6. Litigation
Section 4.7. Consents and Approvals
Section 4.8. Brokers and Finders
Section 4.9. Stockholder Approval
Section 4.10. Disclosure
Section 4.11. No Changes
Section 4.12. Financing

ARTICLE V CERTAIN COVENANTS AND AGREEMENTS OF SELLER AND PURCHASER
Section 5.1. Access and Information
Section 5.2. Registrations, Filings and Consents
Section 5.3. Conduct of Business
Section 5.4. Retention of Books and Records
Section 5.5. Further Assurances
Section 5.6. Transfer Taxes
Section 5.7. Change of Name
Section 5.8. Employment Matters
Section 5.9. Non-Compete
Section 5.10. Employee Non-Solicit
Section 5.11. Customer Non-Solicit
Section 5.12. Lock-Up Period
Section 5.13. Seller Filings
Section 5.14. COBRA Coverage
Section 5.15. Confidentiality

ARTICLE VI CONDITIONS TO CLOSING
Section 6.1. Conditions to Obligations of Purchaser

Section 6.2, Conditions to Obligations of Seller

ARTICLE VII TERMINATION
Section 7.1. Termination
Section 7.2. Notice of Termination
Section 7.3. Abandonment

ARTICLE VIII MISCELLANEOUS
Section 8.1. Survival of Representations and Warranties
Section 8.2. Amendment and Waiver
Section 8.3. Expenses
Section 8.4. Public Disclosure
Section 8.5. Assignment
Section 8.6. Entire Agreement
Section 8.7. Fulfillment of Obligations
Section 8.8. Parties in Interest; No Third Party Beneficiaries
Section 8.9. Schedules
Section 8.10. Counterparts
Section 8.11. Headings
Section 8.12. Notices
Section 8.13. No Strict Construction
Section 8.14. Governing Law
Section 8.15. Jurisdiction
Section 8.16. Severability
Section 8.17. Jury Trial Waiver
Section 8.18. Bulk Sales Compliance

SCHEDULES

Schedule 2.1(a)(i)	Products
Schedule 2.1(a)(ii)	Customer Agreements
Schedule 2.1(a)(iii)	Intellectual Property
Schedule 2.1(a)(iv)	Real Estate, Equipment and Other Tangible Assets
Schedule 2.1(b)(i)	Acquisition Subsidiary Products
Schedule 2.1(b)(ii)	Acquisition Subsidiary Customer Agreements
Schedule 2.1(b)(iii)	Acquisition Subsidiary Intellectual Property
Schedule 2.1(b)(iv)	Acquisition Subsidiary Real Estate, Equipment and Other Tangible Asset	s
Schedule 2.1(c)(i)	Asset Acquisition Subsidiary Products
Schedule 2.1(c)(ii)	Asset Acquisition Subsidiary Customer Agreements
Schedule 2.1(c)(iii)	Asset Acquisition Subsidiary Intellectual Property
Schedule 2.1(c)(iv)	Asset Acquisition Subsidiary Real Estate, Equipment and Other Tangible Assets
Schedule 2.2	Certain Excluded Assets
Schedule 2.3	Assumed Liabilities
Schedule 2.9	Bridge Notes
Schedule 3.1	Authority
Schedule 3.3	Subsidiaries
Schedule 3.4(a)	Seller Financial Statements
Schedule 3.4(b)	Undisclosed Liabilities
Schedule 3.7	Governmental Permits
Schedule 3.8	Litigation
Schedule 3.9	Compliance with Customer Agreements/Contractual Commitments with Penalties for Cancellation/Additional Agreements
Schedule 3.10(a)	Material Consents
Schedule 3.10(b)	Additional Consents
Schedule 3.11	Intellectual Property Matters
Schedule 3.12(a)	Product Ownership
Schedule 3.12(b)	List of Third Party Software
Schedule 3.12(d)	Source Code Agreement
Schedule 3.12(e)	Form of Customer Agreements
Schedule 3.12(f)	Third Party Rights to Products/List of Agreements with Resellers
Schedule 3.13(f)	List of Employment and Consulting Agreements
Schedule 3.13(h)	List of Benefit Plans
Schedule 3.14	Affiliate Transactions
Schedule 3.15	Brokers and Finders
Schedule 3.17	Absence of Certain Changes or Events
Schedule 3.20	List of Leases
Schedule 3.30	Severance/Bonus Costs
Schedule 3.34	Global Commerce Assets and Liabilities
Schedule 4.5	Purchaser Financial Statements
Schedule 5.3(b)	Conduct of Business

EXHIBITS

Exhibit A	Form of Voting Agreement
Exhibit 2.5(i)	Form of Non-Transferable Note
Exhibit 2.5(ii)	Form of Debtholder Note
Exhibit 2.5(iii)	Form of Transferable Note
Exhibit 2.7(b)(iii)	Form of Assumption Agreement
Exhibit 2.7(b)(iv)	Form of Lease Assignment Agreement
Exhibit 6.1(f)	Form of Opinion of Seller’s Counsel
Exhibit 6.2(e)	Form of Opinion of Purchaser’s Counsel

v

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of June 4, 2004, by and among ARZOON, INC., a Delaware corporation (“Parent”), ARZOON ACQUISITION, INC., a Florida corporation (“Acquisition Subsidiary”), and ARZOON ASSET ACQUISITION, INC., a Delaware corporation (“Asset Acquisition Subsidiary”, and together with Acquisition Subsidiary, collectively the “Subsidiary Sellers”).  Parent and Subsidiary Sellers shall hereinafter be collectively referred to as the “Seller”.), and SSA GLOBAL TECHNOLOGIES, INC., a Delaware corporation (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller and Purchaser wish to provide for the sale to Purchaser of the Purchased Assets and the assumption by Purchaser of the Assumed Liabilities, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, as a condition and inducement to Purchaser’s willingness to enter into this Agreement, certain Parent stockholders representing the Seller Stockholder Vote (as defined in Section 3.10(b)) have, concurrently with the parties execution of this Agreement, executed and delivered Voting Agreements in the form attached hereto as Exhibit A (the “Voting Agreements”), pursuant to which such stockholders have agreed to vote their shares of Parent capital stock in favor of the transactions contemplated by this Agreement and to grant Purchaser irrevocable proxies to vote such shares;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and undertakings contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1.            Specific Definitions.  As used in this Agreement, the following terms shall have the meanings specified below:

“Accounts Receivable” shall mean (a) all trade accounts receivable and other right to payment from customers of Seller and the full benefit of all security for such account or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or delivered or products sold or services rendered to customers of Seller, (b) all other accounts or notes receivable of Seller and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing.

“Acquisition Subsidiary” shall have the meaning set forth in the preamble.

“Actions or Proceedings” shall have the meaning set forth in Section 3.8(a).

“Additional Consents” shall have the meaning set forth in Section 3.10.

“Affiliate” shall have the meaning set forth in Section 3.17(xviii).

“Agreement” shall mean this Agreement and all Schedules and Exhibits hereto.

“Ancillary Product Materials” shall mean all Documentation currently used or distributed by Seller in connection with the Products, including customer support materials such as support and training materials, support bulletins, and any and all data contained in the customer support organization computer system of Seller; and marketing materials relating to the Products, including sale and marketing collateral, white papers, performance benchmark reports, customer training materials, sales training materials and sales presentation materials.

“Asset Acquisition Subsidiary” shall have the meaning set forth in the preamble.

“Assumed Liabilities” shall have the meaning set forth in Section 2.3.

“Benefit Plans” shall have the meaning set forth in Section 3.13(h).

“Bridge Notes” shall have the meaning set forth in Section 2.9.

“Business” shall mean the business of Seller as conducted as of the Closing Date.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or obligated by law or executive order to close.

“Business Intellectual Property” shall mean the Owned Intellectual Property and the Licensed Intellectual Property

“Cash Purchase Price” shall have the meaning set forth in Section 2.5.

“Closing” shall have the meaning set forth in Section 2.6.

“Closing Date” shall have the meaning set forth in Section 2.6.

“COBRA Coverage” shall have the meaning set forth in Section 5.14.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended, or any successor legislation thereto, and the regulations and rules promulgated thereunder.

“Computer Software” shall mean computer programs, including, but not limited to, databases and user interfaces, in source or object code versions, together with any and all Documentation related thereto.

“Contract” shall mean any mortgage, bond, indenture, lien, lease, franchise, license, permit, contract, agreement, obligation, trust or instrument.

“Copyrights” shall have the meaning ascribed to such term within the definition of Intellectual Property.

“Customer Agreement” shall mean an agreement between Seller and a customer of Seller with respect to a Product.

“Debtholder Notes” shall have the meaning set forth in Section 2.5.

“Disabling Devices” shall mean Computer Software viruses, time bombs, logic bombs, Trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data.

“Documentation” shall mean all documentation (including data entry and data processing procedures, report generation and quality control procedures), logic and designs for all programs, algorithms, edit controls, methodologies, flow charts and file layouts and written narratives of all procedures used in the coding, operation or maintenance of and customer support with respect to the Products.

“Encumbrance” shall mean liens, encumbrances, security interests, options, rights of first refusal, charges in respect of monetary obligations, indentures, deeds of trust, licenses to third parties, leases to third parties and security agreements.

“Environmental Laws” shall have the meaning set forth in Section 3.29.

“Equipment” shall mean all machinery, equipment, fixtures, computer hardware, furniture, office equipment, and other tangible personal property and assets owned or leased by Seller including, without limitation, manuals, maintenance records, spare parts, tooling, accessories and supplies relating to the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor legislation thereto, and the regulations and rules promulgated thereunder.

“ERISA Affiliate” shall mean any individual, company, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof that, together with Seller, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Excluded Assets” shall include the Excluded Assets of Parent, the Excluded Assets of Acquisition Subsidiary and the Excluded Assets of Asset Acquisition Subsidiary.

“Excluded Assets of Acquisition Subsidiary” shall have the meaning set forth in Section 2.2(b).

“Excluded Assets of Asset Acquisition Subsidiary” shall have the meaning set forth in Section 2.2(c).

“Excluded Assets of Parent” shall have the meaning set forth in Section 2.2(a).

“Excluded Liabilities” shall have the meaning set forth in Section 2.4.

“GAAP” shall mean United States generally accepted accounting principles.

“Global Commerce” shall have the meaning set forth in Section 3.32.

“Governmental Directive” shall have the meaning set forth in Section 3.8(b).

“Governmental Entity” shall mean any court, tribunal, governmental or regulatory authority, agency, department, commission, instrumentality, body or other governmental entity of the United States of America or any State or political subdivision thereof or any court or arbitrator.

“Hazardous Materials” shall include, without regard to amount and/or concentration (a) any element, compound, or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substances, extremely hazardous substance or chemical, hazardous waste, medical waste, biohazardous or infectious waste, special waste, or solid waste under Environmental Laws; (b) petroleum, petroleum-based or petroleum derived products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic including but not limited to corrosivity, ignitibility, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any raw materials, building components, including but not limited to asbestos-containing materials and manufactured products containing Hazardous Materials.

“Indemnified Party” shall have the meaning set forth in Section 8.1(d).

“Indemnifying Party” shall have the meaning set forth in Section 8.1(d).

“Indemnity Threshold” shall have the meaning set forth in Section 8.1(f).

“Intellectual Property” shall mean all (i) foreign and domestic trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for all of the foregoing, and all goodwill associated therewith and symbolized thereby, including without limitation all extensions, modifications and renewals of same (collectively, “Trademarks”); (ii) foreign and domestic inventions, discoveries and ideas, whether patentable or not, and all patents, registrations, and applications therefor, including without limitation divisions, continuations, continuations-in-part and renewal applications, and including without limitation renewals, extensions and reissues (collectively, “Patents”); (iii) confidential and proprietary information, trade secrets and know-how, including without limitation processes, schematics, databases, formulae, drawings, prototypes, models, designs and customer lists (collectively, “Trade Secrets”); (iv) foreign and domestic published and unpublished works of authorship, whether copyrightable or not (including, without limitation, Computer Software), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”); and (v) electronic data processing, information, recordkeeping, communications, telecommunications, networking, account management, inventory management and other applications, software, hardware and equipment (including all databases, firmware and related documentation) and Internet websites and related content (collectively, “IT Systems”); and (vi) other intellectual property or proprietary rights and claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including without limitation rights to recover for past, present and future violations thereof (collectively, “Other Proprietary Rights”).

“Intellectual Property Contracts” shall mean all agreements concerning the Business Intellectual Property, including without limitation agreements granting Seller rights to use the Licensed Intellectual Property, agreements granting rights to use Owned Intellectual Property, confidentiality agreements, Trademark coexistence agreements, Trademark consent agreements and nonassertion agreements.

“IRS” shall mean the United States Internal Revenue Service.

“IT Systems” shall have the meaning ascribed to such term within the definition of Intellectual Property.

“Judgment” shall mean any judgment, injunction, ruling, order, writ, decree or award, including final determinations under arbitration proceedings.

“Knowledge of Seller” shall mean the Knowledge of Bill Sickler, Jerry Overcash, Kelyn Brannon-Ahn and Deby Veneziale, after such individuals have made due inquiry of the employees of Seller who manage or are otherwise responsible for the functions relevant to the matter in question.

“Law” shall mean any law, rule, regulation, code, plan, Judgment or other restriction of any court, arbitrator or Governmental Entity.

“Lease Assignment Agreement” shall have the meaning set forth in Section 2.7(b)(iv).

“Leases” shall have the meaning set forth in Section 3.20.

“Licensed Intellectual Property” shall mean Intellectual Property that Seller is licensed or otherwise permitted by other Persons to use.

“Losses” shall have the meaning set forth in Section 8.1(b).

“Material Adverse Effect” shall mean any event, change or effect that individually or when taken together with all other events, changes or effects is or could reasonably be expected to be materially adverse to the business, properties, assets, liabilities, condition (financial or otherwise), operations or performance of the business of Seller and its Subsidiaries taken as a whole excluding any such event, change or effect resulting from or arising in connection with (A) changes or conditions generally affecting the industries or segments in which Seller operates and not uniquely related to Seller or any of its Subsidiaries, (B) changes in general economic, market or political conditions not uniquely related to Seller or any of its Subsidiaries (including any effects relating to or arising out of war or acts of terrorism), (C) Seller’s compliance with its obligations pursuant to this Agreement, or (D) the execution, announcement or pendency of this Agreement and the transactions contemplated hereby (including, without limitation, any loss or potential loss of customers).

“Material Consents” shall have the meaning set forth in Section 3.10.

“Maximum Indemnification Amount” shall have the meaning set forth in Section 8.1(f).

“Most Recent Balance Sheet” shall have the meaning set forth in Section 3.4.

“Non-Transferable Note” shall have the meaning set forth in Section 2.5.

“Non-Transferred Employee” shall have the meaning set forth in Section 5.8.

“Notes” shall have the meaning set forth in Section 2.5.

“Oracle Contract” shall mean that certain Oracle License and Services Agreement dated as of February 27, 2004 by and between Parent and Oracle Corporation.

“Other Proprietary Rights” shall have the meaning ascribed to such term within the definition of Intellectual Property.

“Owned Intellectual Property” shall mean Intellectual Property owned by Seller.

“Parent” shall have the meaning set forth in the preamble.

“Party” or “Parties” shall mean the parties to the Agreement.

“Patents” shall have the meaning ascribed to such term within the definition of Intellectual Property.

“Person” shall mean any individual, corporation, partnership (general or limited), limited liability company, firm, joint venture, association, joint-stock company, trust, estate, unincorporated organization or Governmental Entity.

“Personnel List” shall have the meaning set forth in Section 3.13(g).

“Products” shall mean the Computer Software products marketed, sold, licensed, supported, serviced or maintained by Seller and all service offerings of Seller, together with the inventory of the Products, the Ancillary Product Materials, any and all such Computer Software related to, comprising or constituting such products, any and all supplements, modifications, updates, corrections and enhancements to past and current versions of such products, shipping versions of such products, versions of such products currently under development, and any and all English and foreign language versions of current and past versions of such products, shipping versions of such products and versions of such products currently under development, and any and all back-up tapes and archival tapes relating to the foregoing.

“Purchase Price” shall have the meaning set forth in Section 2.5.

“Purchased Assets” shall include the Purchased Assets of Parent, the Purchased Assets of Acquisition Subsidiary and the Purchased Assets of Asset Acquisition Subsidiary.

“Purchased Assets of Acquisition Subsidiary” shall have the meaning set forth in Section 2.1(b).

“Purchased Assets of Asset Acquisition Subsidiary” shall have the meaning set forth in Section 2.1(c).

“Purchased Assets of Parent” shall have the meaning set forth in Section 2.1(a).

“Purchaser” shall have the meaning set forth in the preamble.

“Purchaser Financial Statements” shall have the meaning set forth in Section 4.5.

“Registered” shall mean issued, registered, renewed or the subject of a pending application.

“Related Document” shall mean the Notes and those other documents executed in connection with the consummation of the transaction contemplated by this Agreement.

“Rule 144” shall have the meaning set forth in Section 3.26.

“Securities” shall have the meaning set forth in Section 3.21.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller” shall have the meaning set forth in the preamble.

“Seller Financial Statements” shall have the meaning set forth in Section 3.4(a).

“Seller Permits” shall have the meaning set forth in Section 3.7.

“Seller Personnel” shall have the meaning set forth in Section 3.13(b).

“Severance Waivers” shall have the meaning set forth in Section 3.30.

“Shares” shall have the meaning set forth in Section 3.21.

“Stock” shall have the meaning set forth in Section 3.32.

“Subsidiary” shall mean, with respect to any Party at any time, any corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust or estate, or unincorporated organization of which (or in which) more than 10% of:  (i) the issued and outstanding shares of capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time shares of capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (ii) the interest in the capital or profits of such partnership, joint venture or limited liability company, or (iii) the beneficial interest in such trust or estate, is, at such time, directly or indirectly owned or controlled by such Party, by such Parties and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Subsidiary Sellers” shall have the meaning set forth in the preamble.

“Substitute Transamerica Loan” means $440,000 of the loan proceeds provided to Parent by Silicon Valley Bank pursuant to that certain Loan and Security Agreement dated June 1, 2004 by and between Parent and Silicon Valley Bank, which amount is equal to the amount paid by Parent to discharge all of its outstanding obligations under the Master Loan and Security Agreement between Parent and Transamerica Business Credit Corporation, as amended.

“Suit” shall have the meaning set forth in Section 3.11(d).

“Survival Period” shall have the meaning set forth in Section 8.1(a).

“Tax” or “Taxes” shall mean any and all federal, state, county, local, foreign and other taxes, assessments, duties or charges of any kind whatsoever, including, without limitation, franchise, income, sales, use, ad valorem, gross receipts, value added, profits, license, minimum, alternative minimum, environmental, withholding, payroll, employment, excise, property, customs and occupation taxes, and any interest, fine, penalty, addition to tax and other amounts imposed with respect thereto.

“Terminated Employees” shall have the meaning set forth in Section 5.14.

“Third Party Software” shall mean all Computer Software used or held for use, sale, distribution or license by Seller (as a separate Product or as a component of a Product) that Seller does not own.

“Trade Secrets” shall have the meaning ascribed to such term within the definition of Intellectual Property.

“Trademarks” shall have the meaning ascribed to such term within the definition of Intellectual Property.

“Transfer Taxes” shall have the meaning set forth in Section 5.6.

“Transferable Note” shall have the meaning set forth in Section 2.5.

“Transferred Employee” shall have the meaning set forth in Section 5.8.

“Transitional Employees” shall mean the employees identified as such on Schedule 3.30.

Section 1.2.            Other Definitional Provisions.  (a)    The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)           The words and phrases “including,” and “including, but not limited to,” when used in this Agreement shall mean “including, without limitation”.

(c)           The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(d)           The terms “dollars” and “$” shall mean United States dollars.

ARTICLE II

THE PURCHASE AND SALE OF PURCHASED ASSETS

Section 2.1.            Purchase and Sale of Purchased Assets.

(a)           Purchase and Sale of Purchased Assets of Parent.  Upon the terms and subject to the conditions set forth herein, on the Closing Date, Parent will sell, assign, transfer, convey and deliver to Purchaser and/or one or more Affiliates of Purchaser designated by the Purchaser, and Purchaser will, or will cause one or more of such Affiliates to, as the case may be, purchase and acquire from Parent, all of Parent’s legal and beneficial right, title and interest in, to and under all of the assets owned, leased or operated by Parent at the close of business on the Closing Date and which are not Excluded Assets of Parent, including, without limitation, the following (collectively, the “Purchased Assets of Parent”):

(i)            all Products listed on Schedule 2.1(a)(i);

(ii)           all Customer Agreements listed on Schedule 2.1(a)(ii);;

(iii)          all Intellectual Property relating to the Products listed on Schedule 2.1(a)(iii);;

(iv)          all real estate, Equipment and other tangible assets owned or leased (including operating and capital leases) by Parent and listed on Schedule 2.1(a)(iv);

(v)           all cash, cash equivalents or marketable securities;

(vi)          all Accounts Receivable of Parent;

(vii)         all rights of Parent relating to deposits and prepaid expenses;

(viii)        all books and records of Parent, including client and customer lists and records and other client information, supplier lists and other supplier information, copies of financial, accounting and personnel records, correspondence and other similar documents and records (except general ledger and other book of original entry, sufficient to enable Parent to prepare and file all tax and other regulatory returns which the Parent is obligated to file for the period through to the Closing Date and personnel and other records that Parent is required by law to retain in its possession;

provided, however, that copies of same shall be included in the Purchased Assets of Parent to the extent permitted by applicable law);

(ix)           all noncompete, confidentiality and assignment agreements and similar agreements of Parent; and

(x)            all issued and outstanding shares of capital stock of Arzoon Global Commerce, Inc.

(b)           Purchase and Sale of Purchased Assets of Acquisition Subsidiary.  Upon the terms and subject to the conditions set forth herein, on the Closing Date, Acquisition Subsidiary will sell, assign, transfer, convey and deliver to Purchaser and/or one or more Affiliates of Purchaser designated by the Purchaser, and Purchaser will, or will cause one or more of such Affiliates to, as the case may be, purchase and acquire from Acquisition Subsidiary, all of Acquisition Subsidiary’s legal and beneficial right, title and interest in, to and under all of the assets owned, leased or operated by Acquisition Subsidiary at the close of business on the Closing Date and which are not Excluded Assets of Acquisition Subsidiary, including, without limitation, the following (collectively, the “Purchased Assets of Acquisition Subsidiary”):

(i)            all Products listed on Schedule 2.1(b)(i);

(ii)           all Customer Agreements listed on Schedule 2.1(b)(ii);

(iii)          all Intellectual Property relating to the Products listed on Schedule 2.1(b)(iii);

(iv)          all real estate, Equipment and other tangible assets owned or leased (including operating and capital leases) by Acquisition Subsidiary and listed on Schedule 2.1(b)(iv);

(v)           all cash, cash equivalents or marketable securities;

(vi)          all Accounts Receivable of Acquisition Subsidiary;

(vii)         all rights of Acquisition Subsidiary relating to deposits and prepaid expenses;

(viii)        all books and records of Acquisition Subsidiary, including client and customer lists and records and other client information, supplier lists and other supplier information, copies of financial, accounting and personnel records, correspondence and other similar documents and records (except general ledger and other book of original entry, sufficient to enable Acquisition Subsidiary to prepare and file all tax and other regulatory returns which the Acquisition Subsidiary is obligated to file for the period through to the Closing Date and personnel and other records that Acquisition Subsidiary is required by law to retain in its possession; provided, however, that copies of same shall be included in the Purchased Assets of Acquisition Subsidiary to the extent permitted by applicable law); and

(ix)           all noncompete, confidentiality and assignment agreements and similar agreements of Acquisition Subsidiary.

(c)           Purchase and Sale of Purchased Assets of Asset Acquisition Subsidiary.  Upon the terms and subject to the conditions set forth herein, on the Closing Date, Asset Acquisition Subsidiary will sell, assign, transfer, convey and deliver to Purchaser and/or one or more Affiliates of Purchaser designated by the Purchaser, and Purchaser will, or will cause one or more of such Affiliates to, as the case may be, purchase and acquire from Asset Acquisition Subsidiary, all of Asset Acquisition Subsidiary’s legal and beneficial right, title and interest in, to and under all of the assets owned, leased or operated by Asset Acquisition Subsidiary at the close of business on the Closing Date and which are not Excluded Assets of Asset Acquisition Subsidiary, including, without limitation, the following (collectively, the “Purchased Assets of Asset Acquisition Subsidiary”):

(i)            all Products listed on Schedule 2.1(c)(i);

(ii)           all Customer Agreements listed on Schedule 2.1(c)(ii);

(iii)          all Intellectual Property relating to the Products listed on Schedule 2.1(c)(iii);

(iv)          all real estate, Equipment and other tangible assets owned or leased (including operating and capital leases) by Asset Acquisition Subsidiary and listed on Schedule 2.1(c)(iv);

(v)           all cash, cash equivalents or marketable securities;

(vi)          all Accounts Receivable of Asset Acquisition Subsidiary;

(vii)         all rights of Asset Acquisition Subsidiary relating to deposits and prepaid expenses;

(viii)        all books and records of Asset Acquisition Subsidiary, including client and customer lists and records and other client information, supplier lists and other supplier information, copies of financial, accounting and personnel records, correspondence and other similar documents and records (except general ledger and other book of original entry, sufficient to enable Asset Acquisition Subsidiary to prepare and file all tax and other regulatory returns which the Asset Acquisition Subsidiary is obligated to file for the period through to the Closing Date and personnel and other records that Asset Acquisition Subsidiary is required by law to retain in its possession; provided, however, that copies of same shall be included in the Purchased Assets of Asset Acquisition Subsidiary to the extent permitted by applicable law); and

(ix)           all noncompete, confidentiality and assignment agreements and similar agreements of Asset Acquisition Subsidiary.

Section 2.2.            Excluded Assets.

(a)           Excluded Assets of Parent.  Notwithstanding anything to the contrary in this Agreement, the Purchased Assets of Parent shall not include any of the following assets of Parent that are specifically designated as Excluded Assets of Parent (collectively, the “Excluded Assets of Parent”):

(i)            the corporate charter, seals, minute books, stock transfer books and other documents relating solely to the organization, maintenance and existence of Parent as a corporation;

(ii)           any shares of capital stock of Parent, Acquisition Subsidiary and Asset Acquisition Subsidiary;

(iii)          all claims for refund of Taxes and other governmental charges of whatever nature;

(iv)          subject to Section 5.5(b), all insurance policies and rights thereunder;

(v)           all personnel records and other records that Parent is required by law to retain in its possession; provided, however, that copies of same shall be included in the Purchased Assets of Parent to the extent permitted by applicable law; and

(vi)          all rights of Parent under this Agreement and the Related Agreements.

(vii)         all rights in connection with, and assets of, the Benefit Plans;

(viii)        the property and assets expressly designated in Schedule 2.2.

(b)           Excluded Assets of Acquisition Subsidiary.  Notwithstanding anything to the contrary in this Agreement, the Purchased Assets of Acquisition Subsidiary shall not include any of the following assets of Acquisition Subsidiary that are specifically designated as Excluded Assets of Acquisition Subsidiary (collectively, the “Excluded Assets of Acquisition Subsidiary”):

(i)            the corporate charter, seals, minute books, stock transfer books and other documents relating solely to the organization, maintenance and existence of Acquisition Subsidiary as a corporation;

(ii)           any shares of capital stock of Acquisition Subsidiary;

(iii)          all claims for refund of Taxes and other governmental charges of whatever nature;

(iv)          subject to Section 5.5(b), all insurance policies and rights thereunder;

(v)           all personnel records and other records that Acquisition Subsidiary is required by law to retain in its possession; provided, however, that copies of same shall be included in the Purchased Assets of Acquisition Subsidiary to the extent permitted by applicable law;

(vi)          all rights of Acquisition Subsidiary under this Agreement and the Related Agreements;

(vii)         all rights in connection with, and assets of, the Benefit Plans; and

(viii)        the property and assets expressly designated in Schedule 2.2.

(c)           Excluded Assets of Asset Acquisition Subsidiary.  Notwithstanding anything to the contrary in this Agreement, the Purchased Assets of Asset Acquisition Subsidiary shall not include any of the following assets of Asset Acquisition Subsidiary that are specifically designated as Excluded Assets of Asset Acquisition Subsidiary (collectively, the “Excluded Assets of Asset Acquisition Subsidiary”):

(i)            the corporate charter, seals, minute books, stock transfer books and other documents relating solely to the organization, maintenance and existence of Asset Acquisition Subsidiary as a corporation;

(ii)           any shares of capital stock of Asset Acquisition Subsidiary;

(iii)          all claims for refund of Taxes and other governmental charges of whatever nature;

(iv)          subject to Section 5.5(b), all insurance policies and rights thereunder;

(v)           all personnel records and other records that Asset Acquisition Subsidiary is required by law to retain in its possession; provided, however, that copies of same shall be included in the Purchased Assets of Asset Acquisition Subsidiary to the extent permitted by applicable law;

(vi)          all rights of Asset Acquisition Subsidiary under this Agreement and the Related Agreements;

(vii)         all rights in connection with, and assets of, the Benefit Plans; and

(viii)        the property and assets expressly designated in Schedule 2.2.

Section 2.3.            Assumed Liabilities.  (a)   Upon the terms and subject to the conditions of this Agreement, at the Closing, Purchaser agrees to assume (i) all liabilities arising after the Closing Date with respect to events or periods occurring after the Closing Date, in respect of or pursuant to the Purchased Assets which are transferred and assigned to Purchaser (or its designee) at the Closing, (ii) all liabilities listed on Schedule 2.3 attached hereto (which Schedule shall be updated at Closing, with respect to accrued liabilities, in accordance with Section 6.1(i)), (iii) all capital lease obligations listed on Schedule 2.3 attached hereto, (iv) all trade accounts payable of the Seller incurred in the ordinary course of business listed on Schedule 2.3 attached hereto (which shall be updated at Closing in accordance with Section 6.1(i)); and (v) the Substitute Transamerica Loan, which Purchaser agrees to pay in full at the Closing by wire transfer to the account designated by Silicon Valley Bank (collectively, the “Assumed Liabilities”); provided, however, that notwithstanding the foregoing, the Assumed Liabilities shall not include any liabilities or indebtedness owed by Seller to any Affiliate of Seller, (including the holders of the Bridge Notes) or any accrued interest thereon, and any liabilities or obligations in respect of Benefit Plans (other than accrued but unpaid paid time off for the Transferred Employees, as set forth on Schedule 2.3, and severance payable to Transitional Employees terminated by Purchaser, as set forth on Schedule 3.30, which shall be deemed to be an Assumed Liability) which shall be deemed to be Excluded Liabilities.

(b)           Notwithstanding anything in this Agreement to the contrary, no contract, agreement, license or lease of Seller that is part of the Purchased Assets and Assumed Liabilities and that is not capable of being delegated, assigned or transferred to Purchaser without the consent or waiver of another party to such contract, agreement, license or lease, or under which any delegation, assignment or purported assignment to Purchaser would constitute a breach or default, shall be delegated, assigned or transferred to Purchaser without having first obtained such requisite consents or waivers and, to the extent such consents and approvals are not obtained and in full force and effect as of the Closing Date, Seller and Purchaser shall both cooperate with each other (i) to establish lawful arrangement that result in the benefits and obligations under such contracts, agreements, licenses and leases being apportioned in a manner that is consistent with the purpose and intention of this Agreement and (ii) if so requested by the other party, to obtain any such consents and waivers, and enforce the other party’s rights under any assignment envisioned under the Agreement so that the rights and obligations under such contracts, agreements, licenses and leases are apportioned in a manner that is consistent with the purpose and intention of this Agreement; provided, however, that if the Closing occurs, nothing in this paragraph shall prevent Seller from dissolving at any time after 30 days following the Closing.

Section 2.4.            Excluded Liabilities.  The parties acknowledge and agree that Purchaser is not assuming and shall not be responsible or liable for, and Seller shall retain, all liabilities and obligations of Seller (whether fixed, contingent or unliquidated, absolute or otherwise, known or unknown, and whether relating to any tort, statutory or regulatory obligation, environmental claim, Taxes, (other than Purchaser’s share of Transfer Taxes under Section 5.6 hereof), Contract, operations or otherwise), including without limitation all fees and expenses related to this Agreement and the transactions contemplated hereby and any other fees and expenses associated with the raising of capital or the sale or attempted sale, directly or indirectly, of the Business, the Purchased Assets or any Seller incurred or paid from and after April 8, 2004, other than the Assumed Liabilities (collectively, “Excluded Liabilities”);

provided, however, that all fees and expenses of Alliant Capital incurred or paid by any Seller prior to, on or after April 8, 2004 shall be Excluded Liabilities; provided, further, that up to $3,000 of the fees and expenses of Joe Cowan incurred or paid by any Seller prior to, on or after April 8, 2004 shall not be Excluded Liabilities.  For the avoidance of doubt, Excluded Liabilities shall include any assets and liabilities of Seller’s Benefit Plans, including, without limitation, any liabilities associated with claims incurred under the Benefit Plans or in connection with the termination of the Benefit Plans.

Section 2.5.            Consideration for the Purchased Assets.  The purchase price for the Purchased Assets shall be as follows:  (1) $2,000,000 payable in cash by wire transfer of immediately available funds at the Closing (the “Cash Purchase Price”); (2) Purchaser shall execute and deliver to Parent a convertible promissory note in the principal amount of $1,400,000 in the form attached hereto as Exhibit 2.5(i) at the Closing (the “Non-Transferable Note”); and (3) Purchaser shall execute and deliver to each of the holders of the Bridge Notes, a convertible promissory note, in the form attached hereto as Exhibit 2.5(ii) (the “Debtholder Notes”), in the principal amount equal to the aggregate principal amount of and accrued interest on each of the Bridge Notes held by such holder, all in accordance with Section 2.9 hereof; and (4) Purchaser shall execute and deliver to Parent a convertible promissory note in the form attached hereto as Exhibit 2.5 (iii), in the principal amount equal to $10,600,000 less the aggregate principal amount of the Debtholder Notes, at the Closing (the “Transferable Note”, and together with the Non-Transferable Note and the Debtholder Notes, the “Notes”)  The Notes, together with the Cash Purchase Price shall be referred to herein as the “Purchase Price”.  Subject to the terms and conditions of this Agreement, in consideration of the sale, transfer, assignment, conveyance and delivery of the Purchased Assets, Purchaser shall (i) assume the Assumed Liabilities, (ii) pay to Parent at the Closing, the Cash Purchase Price, and (iii) deliver to Parent and each of the holders of the Bridge Notes at the Closing, the applicable Notes.  Notwithstanding Purchaser’s direct delivery of the Debtholder Notes to the holders of the Bridge Notes at the Closing, the Debtholder Notes shall be deemed received by Parent as partial consideration for the Purchased Assets and thereafter transferred by Parent to such holders in satisfaction of the Bridge Notes.

Section 2.6.            Closing.  Upon the terms and subject to the conditions hereof, the closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022, at 10:00 a.m., local time on the second Business Day following the satisfaction or waiver (subject to applicable Law) of the conditions precedent specified in Article VI (other than those conditions that by their nature are to be fulfilled only at the Closing, but subject to the fulfillment or waiver (subject to applicable Law) of such conditions) or at such other time and place as the parties hereto may mutually agree (such date, the “Closing Date”).

Section 2.7.            Deliveries at Closing.  (a)     At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser, the following:

(i)            one or more bills of sale and assignments to validly transfer title to Purchaser of the Purchased Assets, free and clear of Encumbrances in form reasonably acceptable to Purchaser;

(ii)           stock certificate or certificates representing all of the Stock, duly endorsed in blank for transfer or delivered with stock powers duly executed in blank sufficient to transfer to Purchaser the Stock, free and clear of Encumbrances;

(iii)          the officer’s certificates contemplated by Sections 6.1(a) and 6.1(b);

(iv)          the Material Consents set forth on Schedule 3.10(a); and

(v)           such other duly executed documents, instruments and certificates as may be necessary or appropriate to be delivered by Seller pursuant to this Agreement.

(b)           At the Closing, Purchaser shall deliver, or cause to be delivered, the following:

(i)            the Cash Purchase Price, by wire transfer of immediately available funds;

(ii)           the Notes;

(iii)          an executed assumption agreement providing for Purchaser’s assumption of the Assumed Liabilities in the form attached hereto as Exhibit 2.7(b)(iii);

(iv)          an assignment agreement (the “Lease Assignment Agreement”) in a form sufficient to effectuate the transfer in full of Seller’s leasehold interests (including the transfer of rights to any security deposit or any other interest of Seller in the Leases) in each of the Leases, to Purchaser in the form attached hereto as Exhibit 2.7(b)(iv);

(v)           the officer’s certificates contemplated by Section 6.2(a);

(vi)          evidence of the payment in full of the Substitute Transamerica Loan by wire transfer to the account designated by Silicon Valley Bank;

(vii)         all consents, waivers and approvals obtained by Purchaser or its Affiliates that are required for the consummation of the transactions contemplated by this Agreement; and

(viii)        such other duly executed documents, instruments and certificates as may be necessary or appropriate to be delivered by Purchaser pursuant to this Agreement.

Section 2.8.            Allocation of Purchase Price.  The Purchase Price shall be allocated among the Purchased Assets to be prepared by the Purchaser no later than 60 days after the Closing, subject to the review and approval of Parent, not be unreasonably withheld (it being understood that the aggregate allocation for deferred revenue and customer contracts shall be

$1), and which allocation among the Purchased Assets shall be in accordance with Section 1060 of the Code, or any successor law and the regulations promulgated thereunder and all applicable provisions of state, local and foreign law.  No party hereto will, and each party will cause its Affiliates not to, take a position on any Tax return, before any governmental agency charged with the collection of any Tax or in any proceeding that is in any way inconsistent with the purchase price allocation set forth in this Section 2.8.

Section 2.9.            Satisfaction of Bridge Notes.  Schedule 2.9 sets forth the holders of Parent’s outstanding bridge debt, together with the outstanding principal amount of and accrued interest on (through the date hereof) the promissory notes of Parent held by each such holder (the “Bridge Notes”), which schedule shall be updated at Closing pursuant to Section 6.1(i) hereof.  At the Closing, each of the Bridge Notes shall be surrendered for termination in exchange for a Debtholder Note issued by Purchaser having a principal amount equal to the principal amount of and accrued interest on (through the Closing Date) of the surrendered Bridge Notes.  The Debtholder Notes shall include representations and warranties substantially similar to those contained in Sections 3.21 through 3.28, inclusive, and a lock-up provision similar to that set forth in Section 5.12 hereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants, jointly and severally, to Purchaser that the statements contained in this Article III are true and correct, as qualified by the disclosures made in the schedules delivered by Seller to Purchaser simultaneously herewith (the “Seller Disclosure Schedule”).  The Seller Disclosure Schedule shall be arranged in paragraphs corresponding to the sections and subsections contained in this Agreement to which the disclosure relates.  All of Sellers’ representations and warranties hereunder also apply to Arzoon Global Commerce, Inc. and the Stock, where applicable.

Section 3.1.            Authority.  Subject only to the requisite approval of this Agreement and the transactions contemplated hereby by Parent’s stockholders, Seller has all requisite corporate or other power and authority to execute and deliver this Agreement and any Related Document to which it is or will be party and to perform the transactions contemplated hereby and thereby to be performed by it.  Subject only to the requisite approval of this Agreement and the transactions contemplated hereby by Parent’s stockholders, all corporate or other proceedings and actions on the part of Seller required by Law, its certificate of incorporation, bylaws (or any comparable charter document), this Agreement and the Related Documents to which it is or will be a party, the performance of the obligations hereunder and thereunder to be performed by it and the consummation of the transactions contemplated hereby and thereby have been duly taken, and no other corporate or other proceedings or actions on the part of Seller, or its board of directors is necessary.  This Agreement is, and each of the Related Documents to which Seller is or will be a party will upon execution be, a valid and binding agreement enforceable against Seller in accordance with its terms, subject to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance and similar laws affecting the enforcement of creditor’s rights generally.

Section 3.2.            Organization, Standing and Power.  Seller (a) is a corporation or duly incorporated, validly existing and in good standing under the Laws of the state of its incorporation; (b) has all requisite power and authority to own, lease or operate the assets it now owns, leases or operates and to carry on the business presently being conducted by it; and (c) is duly qualified or licensed to do business and in good standing in each jurisdiction in which the ownership or use of its assets or conduct of its business requires it to be so qualified or licensed, and is in good standing except where any such failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Seller.

Section 3.3.            Subsidiaries. Except as set forth on Schedule 3.3, Seller does not have any Subsidiaries.

Section 3.4.            Seller Financial Statements.  (a)   Schedule 3.4(a) sets forth complete and correct copies of (i) the audited consolidated balance sheet of Seller as of March 31, 2003 and March 31, 2002 and the related consolidated statements of income, stockholders’ equity and cash flows for the years then ended, together with the appropriate notes to such financial statements, accompanied by the report thereon by Seller’s independent accountant; and (ii) the unaudited consolidated balance sheet of Seller as of December 31, 2003 and the related consolidated statement of income for the nine-month period then ended; and (iii) the unaudited consolidated balance sheet of Seller as of April 30, 2004 (the “Most Recent Balance Sheet”) and the related consolidated statement of income for the month then ended (the financial statements described in clause (i) of this Section 3.4(a) are collectively referred to herein as the “Seller Financial Statements”).  The Seller Financial Statements have been prepared in accordance with GAAP applied on a consistent basis and present fairly, in all material respects, the financial position of Seller as of the dates of such Seller Financial Statements results of their operations and cash flows for the respective periods indicated (except that the unaudited financial statements are subject to normal year-end audit adjustments which are not expected to be material in amount or nature and do not contain footnotes).

(b)           Except as set forth in Schedule 3.4(b), Seller has no liabilities (absolute, accrued, contingent or otherwise) whether or not required by GAAP to be reflected on a balance sheet except for (i) liabilities which arose in the ordinary course of business after December 31, 2003, (ii) liabilities which arose in the ordinary course of business and are reflected or reserved against on the Most Recent Balance Sheet, and (iii) liabilities that, individually or in the aggregate with all other liabilities, would not be reasonably expected to result in a Material Adverse Effect.

Section 3.5.            Taxes.  Seller has paid any and all Taxes of Seller which have accrued, and become due and payable after March 31, 2003.  Upon the consummation of the transactions contemplated hereby, none of the Purchased Assets will be subject to any Encumbrance relating to any Tax, other than liens for Taxes not yet due and payable, which Taxes Seller hereby agrees to pay promptly when such Taxes become due and payable.

Section 3.6.            Compliance with Law.  Seller (a) has complied in all material respects with all Laws applicable to the Purchased Assets and (b) is not in default in any Governmental Directive.

Section 3.7.            Governmental Permits.  Seller owns, holds or possesses all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from Governmental Entities which are necessary to entitle Seller to own, lease or possess, and operate and use its assets and to carry on and conduct the business substantially as currently conducted (herein collectively called the “Seller Permits”), except where the failure to be in possession of any of the Seller Permits would not, individually or in the aggregate, have a Material Adverse Effect.  Seller has substantially fulfilled and performed its obligations under each of the Seller Permits in all material respects and no suspension or cancellation of any of the Seller Permits is pending or, to the Knowledge of Seller, threatened and each of the material Seller Permits is valid, subsisting and in full force and effect.

Section 3.8.            Litigation.  (a)    Except as set forth on Schedule 3.8, there are no actions, causes of action, claims, suits, proceedings, pleadings, investigations, charges, complaints or demands (“Actions or Proceedings”) pending, or to the Knowledge of Seller, threatened, against the Seller or affecting the Purchased Assets at law or in equity, or which seek to enjoin the consummation of the transactions contemplated hereby or which would have a Material Adverse Effect.

(b)           Seller is not a party to any commitment letter or similar undertaking to, or is subject to any order, directive, writ, judgment, award, injunction or decree by, or has adopted any board resolutions at the request of, any Governmental Entity (a “Governmental Directive”) affecting the Purchased Assets.

Section 3.9.            Contracts.  (a)    Seller is not a party to any agreement (other than this Agreement) for the acquisition, sale, lease, pledge or other disposition of any of the Purchased Assets (by merger, purchase, syndication or sale of assets or otherwise).

(b)           Schedules 2.1(a)(ii), 2.1(b)(ii) and 2.1(c)(ii), collectively, set forth a true and complete list of each of the Customer Agreements.  Neither Seller nor any other party under any of the Customer Agreements, has commenced any action against the other or given or received any written notice of any material default or violation under any Customer Agreement which was not withdrawn or dismissed.  Each Customer Agreement is valid, binding and in full force and effect as against Seller.  Except as set forth in Schedule 3.9, (i) Seller has performed, in all material respects, the obligations required to be performed under such Customer Agreement and (ii) there is no default by any other party to any Customer Agreement.

(c)           Except for the contracts (including side letters) set forth on Schedules 2.1(a)(ii), 2.1(b)(ii), 2.1(c)(ii) or 3.9, Seller is not a party to or bound by any material contract or side letter relating to the Purchased Assets.

(d)           Except as set forth on Schedule 3.9, Seller is not subject to any outstanding purchase orders or contractual commitments to any individual third party involving aggregate obligations to such third party of more than $10,000, which cannot be cancelled without penalty.

Section 3.10.          Consents and Approvals.

(a)           Subject to the requisite approval of this Agreement and the transactions contemplated hereby by the Parent stockholders and except for the material waivers, consents and approvals set forth on Schedule 3.10(a) (the “Material Consents”) and the additional waivers, consents and approvals as set forth on Schedule 3.10(b) (the “Additional Consents”), the execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not:  (a) violate any provision of the certificate of incorporation or bylaws of Seller; (b) violate any Law applicable to Seller or the Purchased Assets; (c)  require Seller to make any filing with, obtain any permit, consent, license or approval of, or give any notice to, any Governmental Entity; (d) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or right to require repurchase, pursuant to, any Customer Agreement; or (e) result in the creation of any Encumbrance on any of the Purchased Assets except, in the case of clauses (b), (c), (d) and (e) for such violations, filings, permits, consents, licenses, approvals, notices, breaches or conflicts or Encumbrances which would not be reasonably likely to (i) have a Material Adverse Effect or (ii) prohibit Seller from consummating the transactions contemplated by this Agreement or the Related Documents to which it is a party or performing its obligations hereunder or thereunder.

(b)           The only vote required of the Parent stockholders to duly adopt and approve this Agreement and the transactions contemplated hereby is: (i) holders of a majority of the total number of shares of Parent’s outstanding common stock, voting as a separate class; and (ii) holders of a majority of the total number of shares of Parent’s outstanding preferred stock, voting as a separate class (the “Seller Stockholder Vote”).

(c)           The authorized capital of Parent consists of: (i) 17,129,929 shares of Preferred Stock, $0.0001 par value per share, of which 3,709,929 shares have been designated Series A-1 Preferred Stock, 2,460,015 of which are issued and outstanding as of the date of this Agreement, and 13,420,000 shares have been designated Series B-1 Preferred Stock, 6,590,000 of which are issued and outstanding as of the date of this Agreement; and (ii) 22,786,496 shares of Common Stock, $0.0001 par value per share, 1,172,086 shares of which are issued and outstanding as of the date of this Agreement.

Section 3.11.          Intellectual Property(a)    Schedule 3.11(a) sets forth a true and complete list of all of the (i) Registered or material Owned Intellectual Property (each identified as a Patent, Trademark, Copyright or Other Proprietary Right, as the case may be) and (ii) Intellectual Property Contracts (other than Customer Agreements and agreements concerning Third Party Software).

(b)           All Business Intellectual Property is valid, subsisting and enforceable.  Except as set forth on Schedule 3.11(b), no Owned Intellectual Property has been abandoned or canceled (excepting any expirations in the ordinary course), adjudicated invalid or unenforceable, or is subject to any outstanding order, judgment or decree restricting its use or adversely affecting or reflecting the Seller’s rights thereto.  To the Knowledge of Seller, no Licensed Intellectual Property has been abandoned or canceled by the licensor (excepting any expirations in the ordinary course), adjudicated invalid or unenforceable, or is subject to any outstanding order, judgment or decree restricting its use or adversely affecting or reflecting

Seller’s rights thereto.  Except as set forth on Schedule 3.11(b), the Owned Intellectual Property has been marked where appropriate with notices and legends as permitted by Federal and State laws or otherwise permitted to indicate Seller’s patent, trademark, copyright, confidential, proprietary, and other Intellectual Property rights in such Owned Intellectual Property.

(c)           Except as set forth on Schedule 3.11(c), Seller owns or has the right to use all Intellectual Property used or contemplated to be used in the business of Seller in accordance with its current business plans.  Except as set forth on Schedule 3.11(c), all such rights are free of all Encumbrances and are fully assignable by Seller to any Person, without payment, consent of any Person or other condition or restriction.  The Business Intellectual Property constitutes all Intellectual Property necessary to operate the business of Seller as currently conducted and as currently contemplated to be conducted in accordance with its current business plans.  No Person other than Seller has any ownership interest in, or a right to receive a royalty or similar payment with respect to, any of the Owned Intellectual Property.  All Persons entitled to a royalty or similar payments with respect to Intellectual Property not owned by Seller are set out in Schedule 3.11(c).

(d)           Except as set forth on Schedule 3.11(d), no suit, action, reissue, reexamination, public protest, interference, arbitration, mediation, opposition, cancellation or other proceeding (collectively, “Suit”) is pending concerning any claim or position that Seller has violated any Intellectual Property rights.  No claim has been threatened or asserted in writing against Seller or any of their indemnitees for violation of any Intellectual Property rights.  Seller is not violating and has not violated any Intellectual Property rights.

(e)           No Suit is pending concerning any Intellectual Property Contract, including any Suit concerning a claim or position that Seller or another Person has breached any Intellectual Property Contract or that any Intellectual Property Contract is invalid or unenforceable.  No such claim has been threatened or asserted in writing or, to the Knowledge of Seller, orally.  Seller is in compliance with, and has conducted its business so as to comply with, all terms of all Intellectual Property Contracts.  There exists no event, condition or occurrence which, with the giving of notice or lapse of time, or both, would constitute a breach or default by Seller or, to the Knowledge of Seller, another Person under any Intellectual Property Contract.  Each Person who is a party to any Intellectual Property Contract had and has all rights, power and authority necessary to enter into, be bound by and fully perform such Intellectual Property Contract.  No party to any Intellectual Property Contract has given Seller notice of its intention to cancel, terminate or fail to renew any Intellectual Property Contract.  The execution and delivery of this Agreement and consummation of the transactions contemplated hereby will not result in the breach of, or create on behalf of any Person the right to terminate or modify any Intellectual Property Contract.

(f)            Except as set forth on Schedule 3.11(f), no Suit is pending concerning the Owned Intellectual Property, including any Suit concerning a claim or position that the Owned Intellectual Property is invalid, unenforceable, unpatentable, unregisterable, cancelable, not owned or not owned exclusively by Seller.  No such claim has been asserted in writing, or to the Knowledge of Seller, threatened.  To the Knowledge of Seller, no valid basis for any such Suits or claims exists.

(g)           To the Knowledge of Seller, no Suit is pending concerning the Licensed Intellectual Property, including any Suit concerning a claim or position that the Licensed Intellectual Property has been violated or is invalid, unenforceable, unpatentable, unregisterable, cancelable, not owned or not owned exclusively by the licensor of such Intellectual Property.  No Suit is pending concerning the right of Seller to use the Licensed Intellectual Property, including any Suit concerning a claim or position that such right has been violated or is invalid, unenforceable, not owned or not owned exclusively by Seller.  To the Knowledge of Seller, no such claims have been threatened or asserted and no valid basis for any such Suits or claims exists.

(h)           To the Knowledge of Seller, no Person is violating any Business Intellectual Property.

(i)            Seller has timely made all filings and payments with the appropriate foreign and domestic agencies required for maintaining in subsistence all Registered Owned Intellectual Property.  Except as set forth on Schedule 3.11(i), no due dates for filings or payments concerning the Registered Owned Intellectual Property (including office action responses, affidavits of use, affidavits of continuing use, renewals, requests for extension of time, maintenance fees, application fees and foreign convention priority filings) fall due within ninety (90) days of the Closing Date, whether or not such due dates are extendable.  Seller is in compliance with the applicable rules and regulations of such agencies with respect to Registered Owned Intellectual Property.  Except as set forth on Schedule 3.11(i), all documentation necessary to confirm and effect Seller’s ownership of Owned Intellectual Property, if acquired from other Persons, has been recorded in the United States Patent and Trademark Office, the United States Copyright Office and other official offices, as appropriate.

(j)            Seller has taken all reasonable measures to protect the secrecy, confidentiality and value of all Owned Intellectual Property (including entering into appropriate confidentiality and intellectual property agreements with all officers, directors, employees, and other Persons with access to the Intellectual Property) and has required all employees, agents, consultants and contractors who have contributed to or participated in the development, improvement or modification of any Intellectual Property to assign all of their rights therein to Seller.  Except as set forth on Schedule 3.11(j), one of the Owned Intellectual Property that is a trade secret has been disclosed to any Person other than Seller’s employees or Seller’s contractors who had a need to know and use such Owned Intellectual Property in the ordinary course of employment or contract performance and who executed appropriate confidentiality agreements prohibiting the unauthorized use or disclosure of such Owned Intellectual Property and containing other terms as reasonably necessary or appropriate for the protection and maintenance of such Owned Intellectual Property.  To the Knowledge of Seller, (i) no Person has any basis for claiming any right, title or interest in and to any such Owned Intellectual Property; and (ii) no such claim is currently pending or threatened.

(k)           To the Knowledge of Seller, no current or former Seller employee is or was a party to any confidentiality agreement and/or agreement not to compete that restricts or forbids, or restricted or forbade at any time during such employee’s employment by Seller, such employee’s performance of Seller’s business, or any other activity that such employee was hired to perform or otherwise performed on behalf of or in connection with such employee’s employment by Seller.

(l)            The IT Systems are adequate in all material respects for their intended use and for the operation of such businesses as are currently operated and as are currently contemplated to be operated by Seller are in good working condition (normal wear and tear excepted).

Section 3.12.          Products.

(a)           Except as set forth in Schedule 3.12(a), Seller is the sole and exclusive owner of the Products and all constituent parts thereof (excluding any Third Party Software contained therein).

(b)           Schedule 3.12(b) contains a true and complete list of all Third Party Software, other than generally commercially available Third Party Software with up-front or annual license and maintenance fees of less than $10,000 for each product (aggregating all licenses for each product for purposes of this calculation), separated into the following categories and sub-categories: (i) Third Party Software that is incorporated into Products that is (A) embedded in one or more Products, or (B) separate from the Products (i.e., an add-on Product) that is sold or licensed (bundled) together with one or more Products, and (ii) Third Party Software not licensed by Seller to customers but used internally by Seller.

(c)           The Products perform in all material respects in accordance with the Ancillary Product Materials and meet all contractual terms and warranties provided to any customers who purchase or license, or have purchased or licensed, such Products from Seller, its agents or resellers.  The Products do not contain any Disabling Devices.

(d)           Except as set forth on Schedule 3.12(d), the source code for the Products will compile into executable object code and such executable object code is capable of performing in all material respects the functions described in the Ancillary Product Materials.  Except as set forth in Schedule 3.12(d), the source code for the Products and the Ancillary Product Materials are accurate and sufficiently documented to enable a Computer Software developer of reasonable skill to understand, modify, repair, maintain, compile and otherwise use the material aspects of the Products.  Seller has taken commercially reasonable steps to protect the source code for the Products as Trade Secrets of Seller.  Except as set forth on Schedule 3.12(d), none of the Products is subject to the provisions of any open source or other source code license agreement that (i) requires the distribution of source code in connection with the distribution of the Products in object code form; (ii) prohibits or limits Seller from charging a fee for or receiving consideration in connection with distributing the Products (whether in source code or object code format); or (iii) allows a customer or requires that a customer have the right to decompile, disassemble or otherwise reverse engineer the Products by its terms and not by operation of law.

(e)           Schedule 3.12(e) contains (i) true and complete copies of Seller’s current versions of its standard Customer Agreements, and all material deviations thereto; (ii) a true and complete list of customer names for all Customer Agreements (and Seller has provided copies of all Customer Agreements); and (iii) a true and complete list of all other agreements pursuant to which Seller is obligated to provide support services with respect to the Products (and Seller has provided copies of all such other agreements).

(f)            Except as set forth in Schedule 3.12(f), Seller has not granted to any Person, and no Person, other than Seller (including any independent contractors who have performed services for Seller), holds any rights in, or licenses to produce, support, maintain, modify, distribute, license, sublicense, sell, use in development or otherwise use, any of the Products.  There are no exclusive arrangements between Seller and any other Person to license, sublicense, sell, use or distribute any of the Products.  Schedule 3.12(f) sets forth a true and complete list of all agreements by Seller with resellers of the Products and all agreements pursuant to which Seller is a reseller of products.

(g)           No Person has a license to use or the right to acquire a license to use any future version of the Products, except for customer rights to obtain licenses to future versions of the Products pursuant to existing Customer Agreements, and nothing restricts Seller’s ability to charge its customers for any such new version, other than such Customer Agreements.

(h)           No agreement pursuant to which Seller has licensed the use of the Products to any third party obligates Seller to develop and provide any specific improvement, enhancement, change in functionality or other alteration in the performance of the Products beyond general bug fixes, updates and upgrades of and to Seller’s current Products pursuant to standard support agreements.

Section 3.13.          Labor Matters/Employee Matters.

(a)           There are no strikes or lockouts or work stoppages or slowdowns pending or, to the Knowledge of Seller, threatened against Seller.

(b)           There are no complaints, charges, claims or grievances against Seller pending or, to the Knowledge of Seller, threatened to be brought or filed with any Governmental Entity, arbitrator or court based on or arising out of the employment by Seller of any of its officers, directors, employees, independent contractors or agents (collectively, “Seller Personnel”).

(c)           Seller is in material compliance with all laws, regulations, rules and orders of all Governmental Entities relating to the employment of labor, including all such laws, regulations, rules and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, immigration, workers’ compensation and layoffs.

(d)           None of the employment terms of the Seller Personnel are subject to the terms of a collective bargaining agreement and no labor organization or group of Seller Personnel has made a demand for recognition or certification.

(e)           There has been no event that has caused or required Seller to issue a notice under the Worker Adjustment and Retraining Notification Act or any similar law with respect to Seller’s employees.

(f)            Except as otherwise set forth on Schedule 3.13(f), there are no written employment or consulting agreements for current Seller Personnel.

(g)           Seller has previously furnished or made available to Purchaser a complete, true and correct written list (the “Personnel List”) of all current Seller Personnel, their respective locations, the date their employment commenced, base compensation and bonus opportunity.  There are no Persons who devote substantially all of their work time to the business of Seller other than as set forth on the Personnel List.

(h)           Schedule 3.13(h) hereto contains a list of (i) each “employee benefit plan,” as defined in Section 3(3) of ERISA, covering employees of Seller or any of its ERISA Affiliates, or which Seller or any of its ERISA Affiliates maintains or has an obligation to contribute; and (ii) each current stock purchase, stock option, stock appreciation or other stock-based compensation, salary continuation, tuition assistance, life or other insurance, severance, death benefit, vacation, sick leave, change-in-control, welfare, fringe benefit, bonus, retention, incentive and deferred compensation plan, agreement, program, policy or other arrangement covering current employees of Seller or any of its Affiliates, or which Seller or any of its Affiliates maintains or sponsors or to which it contributes.  All such plans, agreements, programs, policies and arrangements, shall be collectively referred to as the “Benefit Plans”.

(i)            With respect to each Benefit Plan, a complete and correct copy of each of the following documents (if applicable and available) has been provided or made available to Purchaser:  (i) the most recent plan and related trust documents, and all amendments thereto; (ii) the most recent summary plan description, and all related summaries of material modifications; (iii) the most recent Form 5500 (including schedules); and (iv) the most recent IRS determination letter.

(j)            None of the Benefit Plans are subject to Title IV of ERISA or Section 412 of the Code.

(k)           Neither Seller nor any of its ERISA Affiliates is, or to the Knowledge of Seller, was, during the preceding six years, obligated to contribute to, or contributes to, any “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(l)            The Benefit Plans and their related trusts that are intended to qualify under Sections 401 and 501(a) of the Code, respectively, have been determined by the IRS to qualify under such Sections and, to the Knowledge of Seller, nothing has occurred since the time of such favorable determination to cause the loss of such qualified status.

(m)          To the Knowledge of Seller, all contributions required to have been made under any Benefit Plan or any Law to any trusts established thereunder or in connection therewith have been made by the due date therefor (including any valid extensions).

(n)           The Benefit Plans have been maintained and funded in material compliance with their terms and applicable Laws and obligations to Seller Personnel, including but not limited to the timely filing of applicable reports, documents and notices with the Department of Labor and the IRS.  There has been no “prohibited transaction” (including without limitation as a result of any of the transactions contemplated hereby) within the meaning of

Section 4975(c) of the Code or Section 406 of ERISA involving the assets of any Benefit Plan after giving effect to the exemptions set forth in Section 4975(d) of the Code and Section 408(b) of ERISA.

(o)           Seller represents that there are no pending or outstanding material claims under any Benefit Plan that is a group health plan.  There are no pending or, to the Knowledge of Seller, threatened in writing, actions, claims or proceedings against Seller or any of its Affiliates or any Benefit Plan or its assets with respect to such plan, except for non-material claims pending under the claims procedures of any Benefit Plan.

(p)           Except as required under Section 4980B of the Code, neither Seller nor any of its ERISA Affiliates has any obligation to provide medical, disability or death benefits (whether or not insured) with respect to their respective current or former employees beyond their retirement or other termination of employment.  The Seller shall provide timely notice to employees of their rights, if any, under the Benefit Plans, to continue or convert to individual coverage under the Benefit Plans.

(q)           Except as required by applicable Law, each Benefit Plan may be amended and terminated without advance notice at any time after the Closing Date.

(r)            The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Benefit Plan or agreement, program, policy or other arrangement by or to which Seller or any of its ERISA Affiliates is a party, is bound or is otherwise liable, by its terms or in effect, or any trust or loan, that will or may result in any payment or transfer of money, property or other consideration (whether of severance pay or otherwise), acceleration, forgiveness or indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employees of the Seller or any of its ERISA Affiliates (whether or not any such payment would constitute a “parachute payment” or “excess parachute payment” within the meaning of Section 280G of the Code).

(s)           Neither the Seller nor any of its ERISA Affiliates is a party to any:  (i) agreement with any Seller Personnel or any of its ERISA Affiliates (A) the benefits of which are contingent, or the payment or terms of which are accelerated or materially altered, upon the occurrence of a transaction involving the Seller or any of its ERISA Affiliates of the nature of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of Seller Personnel, or (ii) agreement or plan binding the Seller or any of its ERISA Affiliates, or with respect to the premiums therefore, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transaction contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent event) or the value of any of the benefits of which shall be calculated on the basis of any of the transaction contemplated by this Agreement.

Section 3.14.          Affiliate Transactions.  Except as set forth on Schedule 3.14, no employee, officer or director of Seller or member of his or her immediate family is indebted to Seller, and Seller is not indebted (or committed to make loans or extend or guarantee credit) to any of them.  No officer or director of Seller has any direct or indirect ownership interest in any firm or corporation with which Seller is affiliated or with which Seller has a business relationship, or any firm or corporation that competes with Seller, except that employees, officers or directors of Seller and members of their immediate families may own 2% or less of the voting stock in publicly traded companies that may compete with Seller.  No officer or director of Seller, or any member of the immediate family of any such person, is directly or indirectly interested in any contract with Seller and none of the foregoing persons otherwise has any business relationship with Seller other than as an officer, director or employee thereof.

Section 3.15.          Brokers and Finders.  Except as set forth on Schedule 3.15, no broker, finder, consultant, advisor or intermediary is entitled to a broker’s, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement or upon the consummation of the transaction contemplated hereby, or if the Closing does not occur.  Seller shall indemnify and hold Purchaser harmless from and against any liability with respect to any and all such fees and commissions arising out of any claimed retention by Seller of a broker or finder in connection with the transactions contemplated by this Agreement.

Section 3.16.          Sufficiency and Title of Purchased Assets.  The Purchased Assets constitute all of the assets, property rights and systems used or held for use by Seller, except for the Excluded Assets.  The Excluded Assets do not include any assets, property rights or systems necessary for Purchaser to conduct the Business in the same manner as currently conducted by Seller.  Title to each of the Purchased Assets will be transferred free and clear of any Encumbrances.

Section 3.17.          Absence of Certain Changes or Events.  Since December 31, 2003, Seller has conducted its business in the ordinary course consistent with past practice and except as set forth on Schedule 3.17, there has not been any:

(i)            change in the condition (financial or otherwise), assets, liabilities, operations, performance or business of Seller, except for changes which have been in the ordinary course of business which, in accordance with GAAP applied in a manner consistent with such application on April 30, 2004, have been fully recorded in the books and records of Seller and which would not, individually or in the aggregate, have a Material Adverse Effect;

(ii)           (A) increase in the compensation payable or to become payable by Seller to any Seller Personnel whose total compensation for services rendered to Seller is currently at an annual rate of more than $50,000 or any increase of general applicability in the compensation payable to Seller Personnel, (B) bonus, incentive compensation, service award or other like benefit, granted, made or accrued, contingently or otherwise, of or to the credit of Seller Personnel, or (C) employee welfare, pension, retirement, profit-sharing or similar payment or arrangement made or agreed to by Seller;

(iii)          addition to or modification of any of the employee benefit plans, arrangements or practices;

(iv)          establishment, agreement to establish or any change in any pension, retirement or welfare plan for the benefit of any Seller Personnel not theretofore in effect;

(v)           mortgage, pledge or subjection to any Encumbrance of any of the Purchase Assets, tangible or intangible, of Seller;

(vi)          sale, assignment or transfer of any Purchased Assets, tangible or intangible, of Seller other than in the ordinary course of business and consistent with past practice or any conducting of business other than in the ordinary course and consistent with past practice, or any acquisition of all or any part of the assets, properties, stock or business of any Person other than in the ordinary course of business and consistent with past practice;

(vii)         change by Seller in accounting methods, principles or practices, except as required by GAAP;

(viii)        amendment, cancellation or termination by Seller of any contract, agreement or other instrument which is material to Seller or its business;

(ix)           liability incurred by Seller, except liabilities incurred in the ordinary course of business consistent in both kind and amount with past practices of Seller and which would not, individually or in the aggregate, have a Material Adverse Effect;

(x)            payment, discharge or satisfaction of any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) of Seller other than in the ordinary course of business and consistent with past practice;

(xi)           capital expenditure or the execution of any lease with respect to any aspect of the business of Seller, or any incurring liability therefor, involving payments in excess of $20,000 in the aggregate, including all forward commitments to purchase equipment or inventory;

(xii)          borrowing of money by Seller or guaranteeing of any indebtedness of others by Seller other than in the ordinary course of business and consistent with past practice;

(xiii)         lending of any money or otherwise pledging the credit of Seller to any party other than Seller;

(xiv)        failure to operate the business of Seller in the ordinary course so as to preserve the business intact, to keep available to Seller the services of Seller Personnel employed as of the date hereof, and to preserve for Purchaser the goodwill of the suppliers, customers and others having business relations with Seller except where such failure would not, individually or in the aggregate, have a Material Adverse Effect;

(xv)         cancellation of, or failure to continue, insurance coverages of Seller;

(xvi)        failure to pay any current obligations of Seller in accordance with the general practices of Seller;

(xvii)       damage, destruction or casualty loss, whether covered by insurance or not which would, individually or in the aggregate, have a Material Adverse Effect;

(xviii)      transaction entered into with any Affiliate (an “Affiliate,” for the purposes of this Agreement, shall include with respect to any Person, a director or officer of such Person or any other Person which directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person) of Seller, any stockholder or Affiliate of Seller, including any dividend payment;

(xix)         other event or condition of any character which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect or any agreement to do any of the foregoing; or

(xx)          of the following payments:  (A) for broker fees, advisor fees, consultant fees or other professional fees relating to the transactions contemplated by this Agreement or any other sale transaction, merger or other financing transaction, (B) to any equity holders (including, without limitation, interest, dividends or fees thereto), (C) to employees (including, without limitation, any bonuses, retention payments or severance payments, except for ordinary course payroll of employees or (D) relating to management fees or similar fees.

Section 3.18.          Charter and Bylaws.  Seller has delivered or made available to Purchaser a copy of the Certificate of Incorporation of Seller, including any amendments thereto through the date hereof (certified as of a recent date by the Secretary of State of the State of Delaware) and the Bylaws (certified as of the date hereof by the Secretary of Seller), which copies are complete and correct as of the date hereof.

Section 3.19.          Books and Records.  The books of account and other financial records of Seller, all of which have been made available to Purchaser, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Securities Exchange Act of 1934, as amended (regardless of whether the Seller is subject to that section or not), including the maintenance of an adequate system of internal controls.  The minute books of Seller, all of which have been made available to Purchaser, contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the board of directors and committees of the board of directors of Seller, and no meeting of any such stockholders, board of directors or committee has been held for which minutes have not been prepared or are not contained in such minute books.

Section 3.20.          Real Property.  Seller does not own any real property.  Seller is not a party to and is not obligated under any leases, licenses or other occupancy agreements on the date hereof other than the leases identified on Schedule 3.20 annexed hereto and made a part hereof (the “Leases”).  True and complete copies (with any and all amendments) of each of the Leases have been previously delivered to Purchaser.  The Leases are in full force and effect as of the date hereof.  Seller has not given or received any written notice of default under the Leases which default remains uncured, nor does Seller otherwise have Knowledge of any such uncured default.  Subsequent to the date hereof, Seller shall not have modified, amended, renewed, terminated or surrendered any of the Leases or entered into any new Leases without the prior written consent of Purchaser in each instance.  Except as set forth on Schedule 3.20, Seller is not contractually obligated to undertake or pay for the restoration or removal of any alterations or improvements or the repair of any damages (including any such damages arising from lapses of maintenance) with respect to any leased real property.

Section 3.21.          No Public Sale or Distribution.  Parent is (i) acquiring the Notes and, upon conversion of the Notes, will acquire the shares of common stock of Purchaser (the “Shares” and, together with the Notes, the “Securities”) issuable upon conversion thereof in the ordinary course of business for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the Securities Act and applicable state securities laws, and Parent does not have any present arrangement to effect any distribution of the Securities to or through any person or entity, except for the transfer of the Transferable Note and the Non-Transferable Note to a liquidating trust of Parent for the benefit of stakeholders of Parent that are “accredited investors” as such term is defined under Regulation D of the Securities Act.

Section 3.22.          Accredited Investor Status.  Parent is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D.

Section 3.23.          Reliance on Exemptions.  Parent understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Purchaser is relying in part upon the truth and accuracy of, and Parent’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Parent set forth herein in order to determine the availability of such exemptions and the eligibility of Parent to acquire the Securities.

Section 3.24.          Information.  Parent and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Purchaser and materials relating to the offer and sale of the Securities which have been requested by Parent.  Parent and its advisors, if any, have been afforded the opportunity to ask questions of the management of Purchaser regarding the Purchaser’s business and operations and such other matters as Parent has deemed appropriate.  Parent understands that its investment in the Securities thereof involves a high degree of risk and Parent is able to afford a complete loss of such investment.  Parent has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities.

Section 3.25.          No Governmental Review.  Parent understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

Section 3.26.          Transfer or Resale.  Parent understands that: (i) the Securities have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered for resale thereunder, (B) Parent shall have delivered to the Purchaser an opinion of counsel, in a form reasonably acceptable to the Purchaser, to the effect that such Securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) Parent provides Purchaser with reasonable assurance that such Securities can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the Securities Act, as amended, (or a successor rule thereto) (collectively, “Rule 144”); (ii) any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Securities under circumstances in which Parent (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder; (iii) neither Purchaser nor any other Person is under any obligation to register the Securities under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder; and (iv) it has agreed, and that any subsequent transferees shall be required to agree, to the lock-up provisions set forth in Section 5.12 relating to the Shares.

Section 3.27.          Legends.  Parent understands that the certificates or other instruments representing the Securities until such time as the resale of the Securities have been registered under the Securities Act, except as set forth below, shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates) as well as an additional legend, as may be required by applicable “blue sky” or state securities laws:

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN][THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN] REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

Section 3.28.          Corporate Securities Law.  THE SALE OF THE SECURITIES THAT IS THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA.  THE PARENT

UNDERSTANDS THAT THE TRANSFER OF THE SECURITIES AS CONTEMPLATED BY THIS AGREEMENT ARE EXEMPT FROM REGISTRATION UNDER THE CALIFORNIA CORPORATIONS CODE AND THAT PARENT SHALL NOT BE ELIGIBLE FOR ANY RECISION RIGHTS PURSUANT THERETO.

Section 3.29.          Environmental.  (a)   The operations of Seller are in material compliance with any federal, state, local or municipal laws, statutes, regulations, rules or ordinances imposing liability or establishing standards of conduct for protection of the environment (“Environmental Laws”) and Seller has obtained and is in material compliance with all necessary permits or authorizations that are required under Environmental Laws to operate the facilities, assets and business of Seller.

(b)           There has been no Hazardous Materials released or spilled at any of the properties owned or operated by Seller or, to the Knowledge of Seller, a predecessor in interest, or to the Knowledge of Seller, at any disposal or treatment facility which received Hazardous Materials generated by Seller or any predecessor in interest.

(c)           No complaint, summons, citation, notice, directive, order, claim, litigation, investigation, notice of violation, judicial or administrative proceeding, judgment, letter or other communication from any governmental agency has been asserted against Seller or, to the Knowledge of Seller, any predecessor in interest.

Section 3.30.          Employees.  Schedule 3.30 sets forth the amount or the basis for calculating the maximum severance costs of terminating each of the Seller Personnel at Closing.  Seller shall obtain prior to Closing waivers of any rights to advance notice and severance or redundancy payments that may be triggered by the transactions contemplated by this Agreement to any Seller Personnel whose employment is terminated by Seller but who is offered employment by Purchaser on more than a transitional basis at an annual base salary that is no less than the current annual base salary immediately prior to the Closing and employee benefits (including vacation and insurance), but excluding stock-based or similar equity incentive plans, that are substantially similar to the benefits provided to Purchaser’s other similarly situated employees (the “Severance Waivers”) and severance benefits that are substantially similar to the benefits set forth on Schedule 3.30 in the event of termination of employment prior to six (6) months from the date of the Closing.  After six months, the employees shall be eligible for severance under the terms of the then-applicable plan of the Purchaser, if any.  In no event shall an employee be eligible for severance if he or she has not executed a general release in a form acceptable to the Purchaser.

Section 3.31.          Accounts Receivables.  All Accounts Receivable of Seller that are reflected on the Most Recent Balance Sheet represent valid obligations arising from products sold or services actually performed in the ordinary course of business and will have been collected on or prior to the Closing Date or will be collected in full within 90 days after the Closing Date less the allowance for doubtful accounts set forth on such balance sheet.  All Accounts Receivables that arise after the date of the Most Recent Balance Sheet but before the Closing Date either will have been collected on or prior to the Closing Date or will be collected in full within 90 days after the Closing Date.

Section 3.32.          Capitalization.  The authorized capital stock of Arzoon Global Commerce, Inc. (“Global Commerce”) consists of 10,000 shares of common stock, par value $0.0001 per share, 100 of which are issued and outstanding and none of which are held in the treasury of Global Commerce.  All of the issued and outstanding shares of capital stock of Global Commerce (the “Stock”) are validly issued, fully paid and non-assessable.  There are no other shares of capital stock of Global Commerce outstanding and no other outstanding options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), stock appreciation rights, calls or commitments of any character whatsoever to which Global Commerce is a party or may be bound requiring the issuance or sale of shares of any capital stock of the Company, and there are no contracts or other agreements by which the Company is or may become bound to issue additional shares of its capital stock or any options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), stock appreciation rights, calls or commitments of any character whatsoever relating to such shares.

Section 3.33.          Ownership of Stock.  Parent is, and at the Closing Date will be, without exception, the record and beneficial owner of the Stock and has full power and authority to convey the Stock free and clear of all Encumbrances, and there are no voting trusts, proxies or other voting agreements with respect to the Stock.  The delivery to Purchaser of the Stock pursuant to the provisions of this Agreement will transfer to Purchaser good and valid title thereto, free and clear of all Encumbrances.  The delivery to Purchaser of the Stock pursuant to the provisions of this Agreement will transfer to Purchaser ownership of 100% of all of the issued and outstanding stock of, and all equity in, Global Commerce free and clear of all Encumbrances (other than those that may be created by, or  on behalf of, Purchaser).

Section 3.34.          Global Commerce.  Schedule 3.34 contains a complete and accurate list of all of the assets and liabilities of Global Commerce.  Global Commerce does not now, and has not ever, conducted operations.

Section 3.35.          Disclosure.  (a)   No representation or warranty or other statement made by Seller in this Agreement (or any schedule or exhibit hereto) or otherwise in connection with the transactions contemplated by this Agreement contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

(b)           Seller does not have Knowledge of any fact that has specific application to Seller (other than general economic or industry conditions) and that may materially adversely affect the assets, business, prospects, financial condition or results of operations of Seller that has not been set forth in this Agreement (or any schedule or exhibit hereto).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

Section 4.1.            Authority.  Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and any Related Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby to be performed by it.  All corporate proceedings and actions on the part of Purchaser required by Law, its certificate of incorporation, bylaws, this Agreement and the Related Documents to which it is or will be a party, the performance of the obligations hereunder and thereunder to be performed by it and the consummation of the transactions contemplated hereby and thereby have been duly taken, and no other corporate proceedings or actions on the part of Purchaser, its board of directors or its stockholders is necessary.  This Agreement is, and each of the Related Documents to which Purchaser is or will be a party will upon execution be, a valid and binding agreement enforceable against Purchaser in accordance with its terms, subject to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance and similar laws affecting the enforcement of creditor’s rights generally.

Section 4.2.            Organization, Standing and Power.  Purchaser (a) is a corporation duly incorporated, validly existing and in good standing under the Laws of the state of its incorporation; (b) has all requisite corporate power and authority to own, lease or operate the assets it now owns, leases or operates and to carry on the business now being conducted by it; and (c) is duly qualified or licensed to do business and in good standing in each jurisdiction in which the ownership or use of its assets or conduct of its business requires it to be so qualified or licensed and in good standing except where any such failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a material adverse effect on Purchaser.

Section 4.3.            Issuance of Securities.  The Notes are duly authorized and, upon issuance in accordance with the terms hereof, shall be free from all taxes, liens and charges with respect to the issue thereof.  Within ten (10) Business Days following the Closing Date, Purchaser shall have duly authorized and shall have reserved for issuance a number of shares of common stock of Purchaser which equals the number of Shares as required pursuant to Section 5.5(g).  Purchaser shall, so long as the Notes are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued capital stock, solely for the purpose of effecting the conversion of the Notes, 100% of the number of shares of common stock issuable upon conversion of the Notes.  Upon conversion in accordance with the Notes, the Shares will be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of the Purchaser’s common stock.  Assuming the truth and accuracy of the representations and warranties of Parent set forth herein, the issuance by Purchaser of the Notes is exempt from registration under the Securities Act.

Section 4.4.            Equity Capitalization.  As of the date hereof, the authorized capital stock of the Purchaser consists of (x) 12,000,000 shares of common stock, $0.01 par value per share, of which as of the date hereof, 330,000 shares are issued and outstanding and 610,000 shares are reserved for issuance pursuant to options granted to employees and directors, and (y) 4,000,000 shares of preferred stock, $0.01 par value per share, of which as of the date hereof, 3,000,000 shares, designated as the Series A Convertible Preferred Stock, are issued and outstanding.

Section 4.5.            Purchaser Financial Statements.  Schedule 4.5 sets forth complete and correct copies of (i) the unaudited consolidated balance sheets of Purchaser as of July 31, 2003 and July 31, 2002 and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year ended July 31 2003, the nine months ended July 31, 2002 and the year ended October 31, 2001, together with the appropriate notes to such financial statements; and (ii) the unaudited consolidated balance sheet of Purchaser as of January 31, 2004 and the related consolidated statement of operations for the six months then ended (the financial statements described in clause (i) of this Section 4.5 are collectively referred to herein as the “Purchaser Financial Statements.”  The Purchaser Financial Statements have been prepared in accordance with GAAP applied on a consistent basis and present fairly, in all material respects, the financial position of Purchaser as of the dates of such Purchaser Financial Statements results of their operations and cash flows for the respective periods indicated (except that the unaudited financial statements are subject to normal year-end audit adjustments which are not expected to be material in amount or nature and do not contain footnotes).

Section 4.6.            Litigation.  No Actions or Proceedings are pending or, to the Knowledge of Purchaser, threatened against Purchaser which seeks to delay or prevent the consummation of, or which would materially adversely affect Purchaser’s ability to consummate, the transactions contemplated by this Agreement.

Section 4.7.            Consents and Approvals.  The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not:  (a) violate any provision of the certificate of incorporation or bylaws of Purchaser; (b) violate any Law applicable to Purchaser; or (c) require Purchaser to make any filing with, obtain any permit, consent, license or approval of, or give any notice to, any Governmental Entity except, in the case of clauses (a), (b) and (c), for such violations, filings, permits, consents, licenses, approvals, notices, breaches or conflicts which would not be reasonably likely to prohibit Purchaser from consummating the transactions contemplated by this Agreement or the Related Documents to which it is a party or performing its obligations hereunder and thereunder.

Section 4.8.            Brokers and Finders.  No broker, finder, consultant, advisor or intermediary is entitled to a broker’s, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement or upon the consummation of the transactions contemplated hereby, or if the Closing does not occur and Purchaser shall indemnify and hold harmless Seller from and against any liability with respect to any and all such fees and commissions arising out of any claimed retention by Purchaser of a broker or finder in connection with the transactions contemplated by this Agreement.

Section 4.9.            Stockholder Approval.  No consent or approval of the stockholders of Purchaser is required or necessary for Purchaser to enter into this Agreement or to consummate the transactions contemplated hereby.

Section 4.10.          Disclosure. No representation or warranty or other statement made by Purchaser in this Agreement (or any schedule or exhibit hereto) or otherwise in connection with the transactions contemplated by this Agreement contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

Section 4.11.          No Changes.  From January 31, 2004 through the date hereof, Purchaser has not suffered any change that has resulted, or could reasonably be expected to result, in a material adverse effect on the assets, business, financial condition or results of operations of Purchaser.

Section 4.12.          Financing.  Purchaser possesses and will possess sufficient cash funds and has and will have available to it adequate financial resources to pay the Cash Purchase Price and all cash amounts under the Notes when due and payable.

ARTICLE V

CERTAIN COVENANTS AND AGREEMENTS

OF SELLER AND PURCHASER

Section 5.1.            Access and Information.  Upon reasonable notice and during customary business hours, or otherwise as mutually agreed to by the parties, Seller will afford Purchaser and its counsel, accountants and other representatives full and complete access to the books, records and properties of Seller and the opportunity to discuss the business, affairs and finances of Seller with directors, officers, employees, accountants, attorneys, representatives, and customers of Seller in order to enable Purchaser and its counsel, accountants and other representatives to make such investigations of Seller and the Purchased Assets.  Seller agrees that it will cause its officers and employees, and will request Seller’s legal counsel and accountants, to reasonably cooperate with Purchaser, including promptly disclosing to Purchaser any material facts known to such parties which has resulted in, or could be reasonably expected to result in, a Material Adverse Effect.

Section 5.2.            Registrations, Filings and Consents.  Purchaser and Seller shall use their respective reasonable best efforts to promptly take, or cause to be taken, all action and do, or cause to be done, all things necessary, proper or appropriate under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as soon as practicable.  Purchaser and Seller will cooperate and use their respective reasonable best efforts to obtain, as promptly as practicable, all consents, approvals, waivers and authorizations required.

Section 5.3.            Conduct of Business.

(a)           Seller agrees that during the period from the date hereof and to the Closing Date, it will:

(i)            preserve the business of Seller intact;

(ii)           subject to the preceding, maintain the existing material relationships of Seller with third parties;

(iii)          subject to the preceding, operate the business of Seller in the ordinary course; provided, that Parent may incur up to $20,000 of indebtedness to acquire capital equipment in order to satisfy customer requirements in the ordinary course of business;

(iv)          subject to the preceding, maintain in effect all Seller Permits;

(v)           maintain in good repair the material properties and equipment of Seller, subject to normal wear and tear; and

(vi)          use commercially reasonable efforts to preserve and protect all Business Intellectual Property.

(b)           Except as set forth on Schedule 5.3(b), Seller agrees that during the period from the date hereof and to the Closing Date, it will not, without the prior consent of Purchaser:

(i)            amend any of its organizational documents, except as otherwise permitted hereunder;

(ii)           enter into, or make or permit any amendment of (or relinquish any right under), any Customer Agreement or Intellectual Property Contract, other than in the ordinary course of business;

(iii)          violate in any material respect any Law, rule, judgment, award or decree, other than an inadvertent violation that could not reasonably be expected (individually, or together with other violations) to have a Material Adverse Effect on the Purchased Assets;

(iv)          make any change in its method of accounting except in accordance with GAAP;

(v)           other than in the ordinary course of business, enter into any transactions with Affiliates that would survive the Closing or sell, transfer or otherwise dispose of any of the Purchased Assets to any of its affiliates;

(vi)          make any changes in management personnel;

(vii)         enter into any agreement or arrangement in violation of the foregoing; or

(viii)        make any of the following payments:  (A) for broker fees, advisor fees, consultant fees or other professional fees relating to the transactions contemplated by this Agreement or any other sale transaction, merger or other financing transaction, (B) to any equity holders (including, without limitation, interest, dividends or fees thereto), (C) to employees (including, without limitation, any bonuses, retention payments or severance payments, except for ordinary course payroll of employees at rates no greater than those in effect on April 1, 2004 and severance payments contemplated pursuant to Section 3.30 and Section 5.8) or (D) of management fees or similar fees.

(c)           From and after the Closing Date, Seller shall discontinue the use of Business Intellectual Property in any manner whatsoever.

Section 5.4.            Retention of Books and Records.  Purchaser shall retain, for a period of one year following the Closing, all books, records and other documents pertaining to the Purchased Assets in existence on the Closing Date that are required to be retained under current retention policies and to make the same available after the Closing Date for inspection and copying by Seller or its agents at Seller’s expense, during regular business hours and upon reasonable request and upon reasonable advance notice.  Purchaser shall hold all such information in strict confidence.  After the expiration of such period, Purchaser shall not destroy any books or records that Seller is required by law to keep in order make required filings without first advising Seller in writing and giving Seller at least 5 Business  Days to obtain possession thereof; provided, however, that Purchaser shall be entitled to keep copies of same.

Section 5.5.            Further Assurances.

(a)           At any time after the Closing Date, at Purchaser’s expense, Seller  and Purchaser shall promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by Purchaser or Seller, as the case may be, and necessary for Purchaser or Seller, as the case may be, to satisfy its obligations hereunder or obtain the benefits contemplated hereby.  Without limiting the generality of the foregoing, following the Closing Date, Purchaser and Seller shall reasonably cooperate to the extent not prohibited by applicable law in providing each other access to documents and information useful in connection with their respective rights and obligations flowing from this Agreement, which in the case of Purchaser includes the continued operation of the Business and in the case of Seller includes the orderly winding up of its affairs.

(b)           If at any time after the Closing Date, Purchaser reasonably determines that a claim relating to the Business for which Purchaser has responsibility or risk of liability exposure, whether occurring prior to or following the Closing Date, is reimbursable pursuant to any of the Seller’s insurance policies in effect as of the Closing Date (the “Insurance Policies”), Seller agrees, upon Purchaser’s request and at its expense, to act as Purchaser’s agent in pursuing such insurance claims to the extent permissible under the applicable Insurance Policies; provided, however, that nothing in this Section 5.5(b) shall require Seller to pay any premiums to continue the effectiveness of any of the Insurance Policies or prohibit Seller from permitting any or all of the Insurance Policies to lapse in accordance with their respective terms; provided, further, that nothing is this Section 5.5(b) shall prohibit Seller from independently submitting and pursuing insurance claims under the Insurance Policies for its own account for any liabilities, whether arising prior to or following the Closing Date, that are not directly related to the operation of the Business.

(c)           Parent agrees to (i) use its best efforts to cause its independent accountants to complete the audit of the consolidated operations of the Business for the nine-months ended December 31, 2003 as promptly as practicable following the Closing Date and (ii) provide Purchaser a copy of such audited financials upon receipt from its independent accountants.

(d)           If after the Closing Date a third party (i) makes a claim against Seller or (ii) makes a claim against Purchaser that Seller defends pursuant to its indemnification obligations under Section 8.1 hereof, regardless of whether such claims arise out of events occurring prior to or following the Closing Date, Purchaser shall take such actions as are reasonably requested by Seller to enable Seller to pursue, at its own expense, such claims, counterclaims, rights or interests under any contractual provisions, liability limitations or personal guarantees in any Contract included in the Purchased Assets applicable to any such claim to the same extent Seller would have been entitled to pursue such claims, counterclaims, rights or interests prior to the Closing Date.

(e)             Seller agrees to remove or delete, or cause to be removed or deleted, all information, data, Computer Software, designs and other materials including, but not limited to, all versions of the Products (collectively “Business Information”) from all IT Systems listed under the heading “Non-Transferred Employees’ Equipment” on Schedule 2.2, except to the extent that Seller is required to retain any such Business Information in order to comply with a Law or as is reasonably necessary for Seller to retain in connection any of the Excluded Assets; provided, however, that prior to removing or deleting, or causing to be removed or deleted, any Business Information, from such IT Systems, Seller shall save, or cause to be saved, a true, complete and fully operational backup copy of all Business Information contained on such IT Systems on a server that is a Purchased Asset.  For the avoidance of doubt, Seller agrees and acknowledges that Purchaser is not licensing or sublicensing to Seller the right to use or retain any Business Information contained on any IT System listed under the heading “Non-Transferred Employees’ Equipment” on Schedule 2.2 by virtue of Seller’s retention of such IT System.

(f)            Seller will provide to Purchaser complete and accurate records of all withholding and other payments made by it in respect of FICA, FUTA and SUTA taxes in respect of payments made to employees since January 1, 2004, it being understood that Purchaser will rely on such records for purposes of withholding such taxes for the remainder of 2004 in accordance with Treasury Regulation Section 1.3121(a)(1)-1.

(g)           Within ten (10) Business Days following the Closing Date, Purchaser shall have taken all corporate actions on the part of its board of directors and stockholders to duly authorize and reserve for issuance a number of shares of common stock of

Purchaser which equals the number of Shares issuable upon the conversion of the Notes, and shall provide Seller reasonably satisfactory evidence of such authorization and reservation.

Section 5.6.            Transfer Taxes.  All sales, use, transfer, real estate transfer, stamp, documentary and other similar Taxes which may be imposed or assessed as a result of Purchaser’s acquisition of the Purchased Assets (“Transfer Taxes”) shall be borne one-half by Seller and one-half by Purchaser; provided, however, that to the extent that the aggregate amount of all Transfer Taxes exceeds $30,000, Purchaser shall be obligated to pay $15,000 of such amount and Seller shall be obligated to pay the remainder.  Seller shall file all necessary documentation and Tax Returns with respect to such Transfer Taxes.  Any refund of Transfer Taxes shall shared in the same proportions as such Transfer Taxes were borne by Seller and Purchaser pursuant to the first sentence of this Section 5.6.  Seller and Purchaser agree to cooperate reasonably to minimize the amount of Transfer Taxes, including Seller making and Purchaser accepting delivery of any Purchased Assets that constitute “prewritten programs” within the meaning of California Sales and Use Tax Regulation 1502(b)(9) in a form qualifying for the exemption from California sales and use tax under California Sales and Use Tax Regulation 1502(f)(1)(D).  In addition, Purchaser represents that it intends to reproduce or copy any such prewritten programs in order for such programs to be published and distributed for a consideration to third parties within the meaning of the exemption from California sales and use tax provided by California Sales and Use Tax Regulation 1502(f)(1)(B); provided, however, that Purchaser shall not be liable for breach of the foregoing representation to the extent that Purchaser acts in a manner inconsistent with the foregoing.

Section 5.7.            Change of Name.  On the Closing Date, Seller shall (a) amend its charter and bylaws and take all other actions necessary to change its name to one sufficiently dissimilar to Seller’s present name, in Purchaser’s judgment, to avoid confusion and (b) take all actions requested by Purchaser to enable Purchaser to use Seller’s present name.  Seller shall promptly provided Purchaser with evidence of such name change.

Section 5.8.            Employment Matters.  (a)   Seller represents and warrants to Purchaser that the Personnel List identifies all Seller Personnel currently employed by Seller in connection with the operation of the Business.  As soon as practicable after the date of this Agreement, Purchaser and Seller shall mutually agree upon the timing and method of formally contacting the current Seller Personnel (including the form of any written communications) regarding the transactions contemplated by this Agreement.   Subject to the procedures established pursuant to the immediately preceding sentence, Purchaser shall have the right, prior to the Closing, to contact such Seller Personnel, as Purchaser deems appropriate in its discretion, for the purpose of making offers of employment with Purchaser effective as of the Closing on terms and conditions of employment determined by Purchaser and receiving written acceptances of such employment (in each case contingent upon the occurrence of the Closing and the consummation of the transactions contemplated by this Agreement).  Purchaser shall offer employment at the Closing, on a full-time or transitional basis, to all employees of Seller other than the Non-Transferred Employees listed on Schedule 3.30.  Any Seller Personnel, other than any Transitional Employees, who receives and accepts an offer of employment from Purchaser is hereinafter referred to as a “Transferred Employee.” At the Closing, Seller shall terminate each Transferred Employee and Transitional Employee and Purchaser’s offers of employment shall become effective immediately upon such termination by Seller.  Purchaser shall give each

Transferred Employee credit for his or her years of most recent continuous service with Seller for purposes of determining participation in, and benefit levels under, all of Purchaser’s vacation policies and benefit plans and programs (other than stock-based or similar equity incentive plans).  Any Seller Personnel who does not become an employee of the Purchaser shall remain an employee of the Seller.  Purchaser shall not be liable for any employees who do not become employed by Purchaser, except that Purchaser shall be responsible for payment of severance to Transitional Employees upon termination of their employment by Purchaser.  Purchaser shall have no obligation with respect to, and Seller shall remain fully responsible for, all amounts (including, without limitation, any severance payments) owing to any Seller Personnel who do not become Transferred Employees or Transitional Employees (the “Non-Transferred Employees”); provided, however, that severance payments owing to those Non-Transferred Employees identified on Schedule 3.30 who are terminated by Seller on the Closing Date and amounts owed for accrued but unpaid paid time off vacation to Transitional Employees identified on Schedule 3.30 whose employment is terminated by Seller may be paid by Seller out of its cash balances prior to the Closing; provided, further, that, to the extent the severance amount paid by Seller to any Non-Transferred Employee prior to the Closing exceeds the severance amount with respect to such individual on Schedule 3.30, the Cash Purchase Price shall be reduced by the amount of such excess on a dollar for dollar basis.  Purchaser shall not be deemed to be a successor employer with respect to the employment of any Transferred Employee or Transitional Employee with respect to any benefit plans maintained by Seller for the benefit of such Transferred Employee or Transitional Employee.  Nothing contained in this Agreement shall confer upon any Transferred Employee or Transitional Employee any right with respect to employment by Purchaser, nor shall anything herein interfere with the right of Purchaser, following any employment of any Transferred Employee or Transitional Employee, to terminate the employment of such Transferred Employee or Transitional Employee at any time, with or without cause, or restrict Purchaser in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of any such Transferred Employee or Transitional Employee.  For avoidance of doubt, nothing in this Agreement shall create a contract of employment or alters the at will status of any employee hired by Purchaser.

(b)           The offer of employment of each Transferred Employee shall expressly provide that (i) any accrued paid time off balances owing to such individual by Seller shall be carried over by Purchaser as an Assumed Liability (“Transferred Paid Time Off”), (ii) such individual will be eligible for Purchaser’s paid time off program (it being understood that Transferred Employees may accrue paid time off under Purchaser’s paid time off program until December 31, 2004 (“Accrued Paid Time Off”); however, beginning January 1, 2005, Transferred Employees may only accrue additional paid time off under Purchaser’s paid time off program to the extent that the balance of their Transferred Paid Time Off and Accrued Paid Time Off does not exceed Purchaser’s paid time off accrual limitations), and (iii) such individual is waiving his or her right to payment of accrued paid time off upon termination by Seller at Closing and releasing Seller (and its officers and directors) from any wage liability in connection with Purchaser’s agreement to carry over such accrual in lieu of Seller’s payment thereof at Closing.

(c)           The bonus amounts due and owing to certain Seller Personnel set forth on Schedule 3.30 may be paid by Seller out of its cash balances prior to the Closing; provided, however, that, to the extent the bonus amount paid prior to the Closing by Seller to any

Seller Personnel exceeds the amount set forth or calculated with respect to such individual in accordance with Schedule 3.30, the Cash Purchase Price shall be reduced by the amount of such excess on a dollar for dollar basis.  Seller represents and warrants that the bonus(es) shall be paid only to the extent accrued in accordance with the terms of the bonus plan or arrangement in the ordinary course of business.

(d)           All amounts paid pursuant to this Section 5.8 in accordance with Schedule 3.30 shall be subject to applicable tax withholdings.

Section 5.9.            Non-Compete.  For a period of three years following the Closing Date, neither Seller nor any of its Subsidiaries shall in North America, directly or indirectly, (i) engage in any business for its own account competitive, directly or indirectly, with the Business; (ii) render any services, directly or indirectly, to any person engaged in such competitive activities; or (iii) become interested in any such person as, a partner, shareholder, principal, agent, trustee, consultant or in any other relationship or capacity; provided, however, Seller may own, directly or indirectly, solely as an investment, securities of any person which are traded on any national securities exchange if the Seller (a) is not a controlling person of, or a member of a group which controls, such person or (b) does not, directly or indirectly, own 2% or more of any class of securities of such person.

Section 5.10.          Employee Non-Solicit.  For a period of three years following the Closing Date, neither Seller, nor any of its Subsidiaries, shall directly or indirectly, hire, solicit or encourage to leave the employment of the Purchaser or any of its Affiliates, any employee of the Seller or any of its Affiliates as of the Closing Date or hire any such employee who has left the employment of Seller, any of Seller’s Subsidiaries, Purchaser or any of Purchaser’s Affiliates within one year of the termination of such employee’s employment with Seller, any of Seller’s Subsidiaries, Purchaser or any of Purchaser’s Affiliates; provided, however, that none of the following activities by Seller  with respect to solicitation of employment shall constitute a breach of this Section 5.10: (x) advertising for employment in any bulletin board (including electronic bulletin boards), online careers website, newspaper, trade journal or other publication available for general distribution to the public without specific reference to any particular employees; (y) participation in any hiring fair or similar event open to the public not targeted at the Seller Personnel; and (z) use of recruiting or employee search firms that have been instructed by Seller not to target any Seller Personnel provided, further, that Seller may  continue to employ after Closing any Seller Personnel that Purchaser does not employ, and Seller may solicit or hire any Seller Personnel after Closing provided that such Seller Personnel is no longer employed by Purchaser, but only to the extent that any such Seller Personnel be employed by Seller to wind-up operations of Seller, and such employment shall in no way be in competition with Purchaser.

Section 5.11.          Customer Non-Solicit.  For a period of three years following the Closing Date, neither Seller nor any of its Subsidiaries shall, directly or indirectly, initiate communications with, solicit, persuade, entice, induce, encourage or assist any person who is then or has been within the preceding 12-month period a client, customer, supplier or account subject to a Customer Agreement, to terminate or adversely change its contractual or other relationship with the Purchaser or any of its Affiliates.

Section 5.12.          Lock-Up Period.  Except for transfer to a liquidating trust of Seller or to stakeholders of Seller in accordance with the transfer provisions of the Notes, without the prior written consent of the Purchaser, for a period of one year after the date on which any Shares are issued upon conversion of the Notes in accordance therewith, Parent will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any such Shares or securities convertible into or exchangeable or exercisable for any such Shares, enter into any transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Shares, whether any such aforementioned transaction is to be settled by delivery of the Shares or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Purchaser.  In addition to any transfer restrictions contained herein or in the Notes, Parent shall not transfer the Notes or any portion thereof or interest therein to any Person unless such Person agrees in writing to be subject to a substantially similar lock-up provision.

Section 5.13.          Seller Filings.  Seller acknowledges and agrees that it is obligated to file all Tax and other regulatory filings of Seller relating to all periods prior to the Closing Date, including, but not limited to, all sales tax returns, W-2s, federal and state income tax returns, Forms 5500 and other Benefit Plan filings.

Section 5.14.          COBRA Coverage.  Individuals who are “M&A Qualified Beneficiaries” within the meaning of Treasury Regulation 54.4980B-9, Q&A 8 shall be referred to herein as “Terminated Employees.” Purchaser shall be responsible for providing the coverage required under Code section 4980B and similar extended benefits provisions under applicable California state law (“COBRA Coverage”) to Terminated Employees under Purchaser’s applicable benefits plan(s), for such period as the Terminated Employees would have been eligible for COBRA Coverage in the absence of termination of the Benefit Plans, in accordance with Treasury Regulation 54.4980B-9, Q&A 8 and similar extended benefits provisions under applicable state law.

Section 5.15.          Confidentiality.  Each Party acknowledges that Seller and Purchaser have previously executed a Mutual Non-Disclosure Agreement dated as of April 8, 2004 (the “Confidentiality Agreement”), which agreement, until the Closing Date, shall continue in effect in accordance with its terms.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1.            Conditions to Obligations of Purchaser.  The obligations of Purchaser to consummate the transactions contemplated by Article II shall be subject to the satisfaction or waiver by Purchaser in writing on or prior to the Closing Date of each of the following conditions:

(a)           Representations; Covenants.  (i)  Each of the representations and warranties of Seller contained in this Agreement that is qualified by materiality or Material

Adverse Effect shall be true and correct when made and as of the Closing Date, in each case with the same effect as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that are made as of a specific date need be true and correct only as of such date); (ii) each of the representations and warranties that is not so qualified shall be true and correct in all material respects when made and as of the Closing Date, in each case with the same effect as though such representations and warranties had been made on and as of the Closing Date (except representations and warranties that are made as of a specific date need be true and correct in all material respects only as of such date); and (iii) each of the covenants and agreements of Seller to be performed on or prior to the Closing Date shall have been duly performed in all material respects; and Purchaser shall have received at the Closing a certificate to the foregoing effect, dated as of the Closing Date and executed on behalf of Seller.

(b)           No Material Adverse Effect.  From December 31, 2003 to the Closing Date, (i) there shall have been no Material Adverse Effect and (ii) Seller shall have delivered to Purchaser a certificate, dated as of the Closing Date, to such effect.

(c)           No Injunction; Absence of Certain Litigation.  No preliminary or permanent injunction issued by any court of competent jurisdiction restraining or prohibiting the transaction contemplated hereby shall be in effect.  No other action or proceeding shall be pending against Seller which would reasonably be expected to have a Material Adverse Effect on Seller.

(d)           Regulatory Approvals.  All regulatory approvals shall have been obtained from and made with all required Governmental Entities.

(e)           Material Consents; Severance Waivers.  All Material Consents and Severance Waivers required pursuant to Section 3.30 shall have been received.

(f)            Opinion of Seller’s Counsel.  There shall have been delivered to Purchaser an opinion of Heller Ehrman White & McAuliffe LLP, dated as of the Closing Date and addressed to Purchaser, in form and substance as set forth in Exhibit 6.1(f) attached hereto.

(g)           No Change in Law.  There shall not have been any action, or any statute enacted, by the United States, any state or any foreign country which render the parties unable to consummate the transaction contemplated herein or make the transactions contemplated herein illegal or prohibited, restrict or substantially delay the consummation of the transaction contemplated herein.

(h)           Loss of Customers.  Seller shall not have received notice, whether oral or written, or have any reason to believe, that one or more customers representing an aggregate of 15% or more of its annual revenues for the year ended March 31, 2004, has terminated, or intends to terminate, its relationship with Seller or that such customer(s) intends to terminate its relationship with Purchaser after Closing; provided, however, that the loss of one or more customers shall not be used to calculate the percentage set forth above if such customer(s) notify Seller that the reason for its termination of such relationship is primarily because of the fact that Purchaser will be operating the business after the Closing.

(i)            Updated Schedules.  Seller shall have provided to Purchaser an updated Schedule 2.9 setting forth the final principal amount of accrued interest through the Closing Date, on each of the Bridge Notes and (ii) an updated Schedule 2.3 reflecting the liabilities and trade accounts payable accrued in the ordinary course of business through the Closing Date; provided, however, that the updated Schedule 2.3 shall not, without the prior written approval of Purchaser, reflect an aggregate increase in liabilities and trade accounts payable of greater than $50,000 as compared to the aggregate liabilities and trade accounts payable reflected in the “Projected Closing” column of Schedule 2.3 delivered to Purchaser concurrently with the parties’ execution of this Agreement.

(j)            Securities.  Parent shall have tendered to Purchaser the stock certificate(s) representing all of the Stock in accordance with Section 2.7(a)(ii) hereof.

Section 6.2.            Conditions to Obligations of Seller.  The obligation of Seller to consummate the transactions contemplated by Article II shall be subject to the satisfaction or waiver in writing by Seller on or prior to the Closing Date of each of the following conditions:

(a)           Representations; Covenants.  (i)  Each of the representations and warranties of Purchaser contained in this Agreement that is qualified by materiality shall be true and correct when made and as of the Closing Date, in each case with the same effect as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that are made as of a specific date need be true in all material respects only as of such date); (ii) each of the representations and warranties of Purchaser that is not so qualified shall be true and correct in all material respects when made and as of the Closing Date, in each case with the same effect as though such representations and warranties had been made on and as of the Closing Date (except representations and warranties that are made as of a specific date need be true and correct in all material respects only as of such date); and (iii) each of the covenants and agreements of Purchaser to be performed on or prior to the Closing Date shall have been duly performed in all material respects; and Seller shall have received at the Closing certificate to the foregoing effect, dated as of the Closing Date and executed on behalf of Purchaser.

(b)           No Injunction; Absence of Certain Litigation.  No preliminary or permanent injunction issued by any court of competent jurisdiction restraining or prohibiting the transactions contemplated hereby shall be in effect.

(c)           Regulatory Approvals.  All regulatory approvals shall have been obtained from and made with all required Governmental Entities.

(d)           No Change in Law.  There shall not have been any action, or any statute enacted, by the United States, any state or any foreign country which render the parties unable to consummate the transaction contemplated herein or make the transactions contemplated herein illegal or prohibited, restrict or substantially delay the consummation of the transaction contemplated herein.

(e)           Opinion of Purchaser’s Counsel.  There shall have been delivered to Seller an opinion of Schulte Roth & Zabel LLP, dated as of the Closing Date and addressed to Seller, in form and substance as set forth in Exhibit 6.2(f) attached hereto.

Section 6.3             Conditions to Obligations of Purchaser and Seller.  The obligations of the parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by both parties on or prior to the Closing Date of the condition that no court or governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, or non-appealable Judgment which is in effect on the Closing Date and prohibits the consummation of the Closing.

ARTICLE VII

TERMINATION

Section 7.1.            Termination.  Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

(a)           by mutual written consent of Seller and Purchaser;

(b)           by Parent, on the one hand, or Purchaser, on the other hand, if the Closing does not occur on or prior to June 30, 2004; or

(c)           by either Parent, on the one hand, or Purchaser, on the other hand, if consummation of the transactions contemplated by Article II would violate any non-appealable final Judgment of any court or Governmental Entity having competent jurisdiction.

Section 7.2.            Notice of Termination.  In the event of any termination pursuant to this Article VII, written notice thereof setting forth the reasons therefor shall promptly be given to the other parties and the transactions contemplated by this Agreement shall be terminated, without further action by any party.

Section 7.3.            Abandonment.  If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 7.3, this Agreement shall become void and of no further force or effect, except for the provisions of (a) Section 8.4 relating to publicity; and (b) Section 8.3 relating to certain expenses.  Nothing in this Section 7.3 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.1.            Survival of Representations and Warranties.  (a)    All representations and warranties and the agreements, covenants and obligations required to be performed prior to the Closing Date contained in this Agreement (including, without limitation, the Schedules, Annexes and Exhibits hereto and the certificates delivered hereunder) shall survive until the one year anniversary of the Closing Date, notwithstanding any investigation at any time made by or on behalf of the other party; provided, however, that the representations of Seller with respect to tax matters and employee benefit matters governed by ERISA shall survive until expiration of the statute of limitations applicable to claims with respect to such matters (the “Survival Period”).

(b)           Sellers’ Agreement to Indemnify.  Seller, jointly and severally shall fully indemnify and hold harmless and satisfy and defend Purchaser, its Affiliates and its Subsidiaries and all of their Affiliates, officers, directors, employees, representatives, attorneys, consultants and agents against and in respect of any and all claims, obligations, liabilities, losses, damages, deficiencies, penalties, fines, costs or expenses (including, without limitation, reasonable legal, expert and consultant fees and expenses and Taxes) (collectively “Losses”) arising out of or resulting from:

(i)            any misrepresentation or breach of any warranty or representation of Seller made in this Agreement (including, without limitation, the Schedules, Annexes and Exhibits hereto and the certificates delivered hereunder);

(ii)           any breach or nonfulfillment of any agreement, covenant or obligation of Seller made in this Agreement (including, without limitation, the Schedules, Annexes and Exhibits hereto and the certificates delivered hereunder);

(iii)          any Actions or Proceedings listed on Schedule 3.8; and

(iv)          any Excluded Liabilities;

(v)           any brokerage of finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller (or any Person acting on its behalf) in connection with any of the transactions contemplated by this Agreement;

(vi)          (A) any liability that Purchaser may become subject in order to effect the assignment of the Oracle Contract to Purchaser and/or obtain the consent of Oracle Corporation to such assignment (including all costs associated therewith), and (B) the reasonable costs incurred by Purchaser to cause all out-of-compliance software referred to in Schedule 3.4(b) to become subject to compliant licenses;

(vii)         any liability to which Purchaser may become subject as a result of the fact that the transactions contemplated by this Agreement are being effected, at the request of Seller, without compliance with the provisions of any bulk transfer provisions of the Uniform Commercial Code (or any similar law (including, without limitation, the bulk sales laws of the State of California)); and

(viii)        any suit, action or other proceeding brought by any governmental authority or other Person arising out of, or in any way related to, any of the matters referred to in Section 8.1(b)(i) through (vii).

Any such Losses may be satisfied by Seller on a dollar for dollar basis, at the election of Seller, by forgiving any of the then outstanding principal amount of the Notes.  Any net insurance proceeds or net proceeds from a third party indemnification payment received by Purchaser during the pendency of an indemnification claim against Seller with respect to that claim shall be credited against the amount of such indemnification claim and any such net proceeds received by Purchaser after payment in full of such indemnification claim by Seller shall be paid over to Seller.

(c)           Purchaser’s Agreement to Indemnify.  Purchaser will fully indemnify and hold harmless Seller and all of its Affiliates, employees, representatives, attorneys, consultants and agents against and in respect of any and all of Seller’s Losses arising out of or resulting from:

(i)            any misrepresentation or breach of any warranty or representation of Purchaser made in this Agreement (including, without limitation, the Schedules, Annexes and Exhibits hereto and the certificates delivered hereunder);

(ii)           any breach or nonfulfillment of any agreement, covenant or obligation of Purchaser made in this Agreement (including, without limitation, the Schedules, Annexes and Exhibits hereto and the certificate delivered hereunder);

(iii)          any Assumed Liability;

(iv)          Purchaser’s ownership of the Purchased Assets or operation or control of the Business on and after the Closing Date, including, without limitation, any and all liabilities arising from the sale of the Products or under the Customer Agreements which relate to events occurring after the Closing Date;

(v)           any liability arising in connection with any claim asserted by Leon Falic against Seller, as described in Schedule 3.8, including liability for any possible settlement of any such claim; provided, that the amount of any indemnification hereunder shall be limited to $36,500;

(vi)          any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Purchaser (or any Person acting on Purchaser’s behalf) in connection with any of the transactions contemplated by this Agreement; and

(vii)         any suit, action or other proceeding brought by any governmental authority or other Person arising out of, or in any way related to, any of the matters referred to in Section 8.1(c)(i) through (vi).

Any net insurance proceeds or net proceeds from a third party indemnification payment received by Seller during the pendency of an indemnification claim against Purchaser with respect to that claim shall be credited against the amount of such indemnification claim and any such net proceeds received by Seller after payment in full of such indemnification claim by Purchaser shall be paid over to Purchaser.

(d)           Third Party Claims.  Promptly after the receipt by any party hereto of notice of any claim, action, suit or proceeding of any Person which is subject to indemnification hereunder, each such Person (the “Indemnified Party”) shall give written notice of such claim to the party obligated to provide indemnification hereunder (collectively, the “Indemnifying Party”), stating the nature and basis of such claim and the amount thereof, to the extent known.  So long as notice is given prior to the expiration of the Survival Period, failure of the Indemnified Party to give such notice promptly shall not relieve the Indemnifying Party from any liability which it may have on account of this indemnification or otherwise, except to the extent that the Indemnifying Party is materially prejudiced thereby, and in such case, only to the extent of the prejudice caused by such delay.  The Indemnifying Party shall be entitled to participate in the defense or settlement of such matter and the parties agree to cooperate in any such defense or settlement and to give each other full access to all information relevant thereto.  The Indemnifying Party shall not be obligated to indemnify an Indemnified Party hereunder for any settlement entered into without the Indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  If, with the consent of the Indemnified Party, the Indemnifying Party assumes the defense of any claim, no compromise or settlement of such claim may be effected by the Indemnifying Party without the prior written consent of the Indemnified Party.  The parties shall use commercially reasonable efforts to minimize Losses from claims by third parties and shall act in good faith in responding to, defending against, settling or otherwise dealing with such claims, notwithstanding any dispute as to liability as between the parties under this Section 8.1.  The parties shall also cooperate in any such defense, give each other reasonable access to all information relevant thereto and make employees and other representatives available on a mutually convenient basis to provide additional information and explanation of any material provided in connection therewith.  If the Loss incurred relates to the failure of Purchaser to collect any note or account receivable and if Seller pays in full the unpaid balance thereof to Purchaser or Seller, Purchaser will cause Seller to assign said note or account without recourse to Seller paying same in full satisfaction of Seller’s indemnification obligation as to such uncollected note or account.  Any collection procedures by Seller will be carried out in a reasonable manner so as not to prejudice Seller’s relationship with the account debtor.

(e)           Purchaser shall not be entitled to deduct or offset the amount of any payment due from Seller pursuant to this Section 8.1 or otherwise from any payments that Purchaser is obligated to make to Seller pursuant to any of the Notes, except as follows:

(i)            during the period beginning on the Closing Date and ending on the date the New Restricted Note is issued, Purchaser may deduct or offset payments under the Non-Transferable Note against any indemnification claims (including  Tax/Employee Benefit Claims and Sales Tax Claims) submitted prior to the first anniversary of the Closing Date and finally resolved prior to the date the New Restricted Note is issued;

(ii)           during the period beginning on the date the Non-Transferable Note is surrendered for exchange in accordance with its terms and ending on the date the New Restricted Note is surrendered for exchange in accordance with its terms, Purchaser may deduct or offset payments under the New Restricted Note against (A) any indemnification claims (including Tax/Employee Benefit Claims and Sales Tax

Claims) submitted prior to the first anniversary of the Closing Date that remain unresolved as of the date the New Restricted Note is issued but are finally resolved prior to the date the New Restricted Note is surrendered for exchange in accordance with its terms and (B) any Tax/Employee Benefit Claims or Sales Tax Claims submitted prior to the second anniversary of the Closing Date that are finally resolved prior to the date the New Restricted Note is surrendered in accordance with its terms; and

(iii)          from and after the date the New Restricted Note is surrendered in accordance with its terms, Purchaser may deduct or offset payments under the Final Restricted Note against (A) any timely submitted indemnification claims (including any indemnification claim submitted prior to the first anniversary of the Closing Date that remain unresolved as of the date the Final Restricted Note is issued, Tax/Employee Benefit Claims submitted prior to the second anniversary of the Closing Date that remain unresolved as of the date the Final Restricted Note is issued and Sales Tax Claims submitted prior to the first business day following the third anniversary of the Closing Date that remain unresolved as of the date the Final Restricted Note is issued, in each case only upon final resolution of such claims.  For the avoidance of doubt, Purchaser shall not be entitled to deduct or offset the amount of any payment due to Purchaser pursuant to Section 8.1 or otherwise from any payments that Purchaser is obligated to make to Seller or its permitted transferees under the Transferable Note,  the Initial Unrestricted Note, the Additional Unrestricted Note or any of the Debtholder Notes.   All capitalized terms referred to in this Section 8.1(e) that are not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Non-Transferable Note.

(f)            Notwithstanding any provision of this Agreement to the contrary, Seller shall have no liability (for indemnification or otherwise) with respect to claims under Section 8.1(b)(i) or Section 8.1(b)(vi) to the extent relating to a matter referred to in Section 8.1(b)(i): (i) until the total of all Losses with respect to such matters exceeds One Hundred Thousand Dollars ($100,000) (the “Indemnity Threshold”), in which case the Purchaser indemnities shall be entitled to recover all Losses from the first dollar of Losses, and (ii) in excess of One Million Four Hundred Thousand Dollars ($1,400,000) (the “Maximum Indemnification Amount”); provided, however, that such limitations shall not apply (A) to Losses arising pursuant to Section 8.1(b)(ii) through (vii) or Section 8.1(b)(viii) to the extent relating to a matter referred to in Section 8.1(b)(ii) through (vii), (B) in the case of fraud or willful breach, or (C) to Losses arising pursuant to Section 8.1(c)(v).  Notwithstanding the foregoing, the fees and expenses (including interest) associated with the credit facility provided pursuant to the Loan and Security Agreement dated June 1, 2004 by and between Parent and Silicon Valley Bank specified on Schedule 2.3 shall be deemed to be a Loss to be applied against the Indemnity Threshold relating to Seller’s agreement to indemnify Purchaser.  For avoidance of doubt, by way of illustration, if the fees and expenses (including interest) associated with such credit facility are $80,000 and Purchaser incurs an additional $50,000 of Losses, Seller shall be liable to indemnify Purchaser for $130,000.  Further, if the fees and expenses (including interest) associated with such credit facility are $80,000 and Purchaser incurs less than $20,000 of additional Losses (in the aggregate), Seller shall not be liable to indemnify Purchaser for any such amounts.

(g)           Notwithstanding any provision of this Agreement to the contrary, Purchaser shall have no liability (for indemnification or otherwise) with respect to claims under Section 8.1(c)(i) or Section 8.1(c)(vi) to the extent relating to a matter referred to in Section 8.1(c)(i): (i) until the total of all Losses with respect to such matters exceeds the Indemnity Deductible, in which case the Seller indemnities shall be entitled to recover all Losses in excess of the Indemnity Deductible, and (ii) in excess of the Maximum Indemnification Amount; provided, however, that such limitations shall not apply (A) to Losses arising pursuant to Section 8.1(c)(ii) through (v) or Section 8.1(c)(vi) to the extent relating to a matter referred to in Section 8.1(c)(ii) through (v), or (B) in the case of fraud or willful breach.

(h)           Notwithstanding the foregoing, except as set forth in Section 8.1(e) above and as otherwise set forth in the Notes, nothing in this Agreement shall (i) impair the obligation of Purchaser, which is absolute and unconditional,  to pay Seller all principal of and interest on the Notes as and when due and payable, or (ii) prevent Seller, upon default of the Notes, from exercising all rights, powers and remedies otherwise provided in the Notes or by applicable law.

(i)            The indemnification provided in this Section 8.1 shall, except for fraud, and except for equitable remedies, constitute the exclusive legal remedy available to the parties with respect to claims made pursuant to this Agreement (including, without limitation, the Schedules, Annexes and Exhibits hereto and the certificates delivered hereunder).

Section 8.2.            Amendment and Waiver.  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Parent and Purchaser, or in the case of a waiver, by the party against whom the waiver is to be effective.  No failure or delay by any party or parties in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 8.3.            Expenses.  Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, the parties shall bear their own respective expenses (including, but not limited to, all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with this Agreement and the transactions contemplated hereby.  No expenses incurred by Seller in connection with the transactions contemplated by this Agreement shall be assumed by Purchaser as an Assumed Liability, nor shall any of the Purchased Assets be in any way reduced by the payment of any such expenses.

Section 8.4.            Public Disclosure.  Each of the parties to this Agreement agrees with the other parties hereto that, except (i) as may be required to comply with the requirements of applicable Law (including, without limitation, disclosure requirements of Regulation S-K) or (ii) for public disclosure necessary or appropriate in the reasonable judgment of the Purchaser and/or any underwriters of the Purchaser in connection with any private placement or public offering of securities of the Purchaser (including, without limitation, offering memoranda, filings with the Securities Exchange Commission, filings with any securities exchange or market, road shows and rating agency presentations), no press release or similar public announcement or communication will be made or caused to be made concerning the execution or performance of this Agreement unless specifically approved in advance by all parties hereto; provided, however, that to the extent that either party to this Agreement is required by applicable Law to make such a public disclosure, such public disclosure shall only be made after prior consultation with the other party to this Agreement.

Section 8.5.            Assignment.  This Agreement and the rights and obligations of the parties hereunder shall not be assigned, delegated or otherwise transferred, by Purchaser or by Seller; provided, however, that Purchaser may assign its rights and obligations hereunder to an Affiliate of Purchaser or for collateral security purposes to any lender providing financing to Purchaser.  Seller agrees to enter into such amendments to, or restatements of, this Agreement and the Schedules and Exhibits hereto as may be reasonably required to give effect to this Section 8.5, so long as such amendments or restatements do not materially adversely affect the rights of Seller hereunder or thereunder.

Section 8.6.            Entire Agreement.  This Agreement (including all Schedules and Exhibits hereto), the Related Documents and the Confidentiality Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

Section 8.7.            Fulfillment of Obligations.  Any obligation of any party to any other party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

Section 8.8.            Parties in Interest; No Third Party Beneficiaries.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Purchaser and Seller or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

Section 8.9.            Schedules.  Each of the parties hereto shall (a) give prompt notice to the other party of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty by such party contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date and shall promptly deliver to the other party an amended or supplemental Schedule to such representation or warranty; and (b) give prompt notice to the other party of any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or under any Related Document; provided, however, that the delivery of any notice pursuant to this Section 8.9 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.   No notification under this Section 8.9 shall be deemed to cure any breach or default or event of default or render any representation or warranty incomplete or inaccurate.  No disclosure set forth in a particular schedule shall be deemed to apply to any other schedule unless specifically cross-referenced to such other schedule.

Section 8.10.           Counterparts.  This Agreement and any amendments hereto may be executed in one or more counterparts, each of which shall be deemed to be an original by the parties executing such counterpart, but all of which shall be considered one and the same instrument.

Section 8.11.           Headings.  The section and paragraph headings and table of contents contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Section 8.12.           Notices.  All notices hereunder shall be deemed given if in writing and delivered personally, sent by facsimile (confirm receipt), by registered or certified mail (return receipt requested) or nationally recognized overnight courier to the parties at the following addresses (or at such other addresses as shall be specified by like notice):

(a)

if to Seller:

Arzoon, Inc.

2075 Pioneer Court

San Mateo, California 94403
Attn.: Chief Executive Officer
Fax: (650) 522-6070

with a copy to:

Heller Ehrman White & McAuliffe LLP
275 Middlefield Road
Menlo Park, California 94025
Attn.: Donald M. Keller, Jr., Esq.
Fax: (650) 324-0638

(b)

if to Purchaser:

SSA Global Technologies, Inc.

500 West Madison

Chicago, Illinois 60661

Attn.:  General Counsel

Fax:  (312) 474-7451

with a copy to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Attn: Robert B. Loper, Esq.
Fax: (212) 593-5955
Any notice given by mail shall be effective when received.

Section 8.13.           No Strict Construction.  Notwithstanding the fact that this Agreement has been drafted or prepared by one of the parties, the parties confirm that both they and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties, and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction construing ambiguities against the draftsperson shall be applied against any Person.

Section 8.14.          Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without reference to the choice of law principles thereof.

Section 8.15.          Jurisdiction.  Each party to this Agreement hereby irrevocably and unconditionally agrees that any action, suit or proceeding, at law or equity, arising out of or relating to this Agreement or any agreements or transactions contemplated hereby may be brought in any federal court of the Southern District of New York or any state court located in New York County, State of New York, and hereby irrevocably and unconditionally expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and hereby irrevocably and unconditionally waives (by way of motion, as a defense or otherwise) any and all jurisdictional, venue and convenience objections or defenses that such party may have in such action, suit or proceeding.  Each party hereby irrevocably and unconditionally consents to the service of process of any of the aforementioned courts.  Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or commence legal proceedings or otherwise proceed against any other party in any other jurisdiction to enforce judgments obtained in any action, suit or proceeding brought pursuant to this Section 8.15.

Section 8.16.          Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability.

Section 8.17.          Jury Trial Waiver. As a material inducement to each parties’ execution and consummation of this Agreement, all parties hereto knowingly and intentionally waive all rights to a trial by jury of any and all disputes, lawsuits, claims or demands arising from or relating to this Agreement.

Section 8.18.          Bulk Sales Compliance.  Purchaser and Seller hereby waive compliance with the bulk-transfer provisions of the Uniform Commercial Code (or any similar law (including, without limitation, the bulk sales laws of the State of California)) in connection with the transactions contemplated by this Agreement.

[Remainder of this page intentionally left blank.  Signature page follows.]

IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the parties hereto as of the date first written above.

PARENT:

ARZOON, INC.

By:	/s/ Bill Sickler
Name: Bill Sickler
Title: CEO & President

SUBSIDIARY SELLERS:

ARZOON ACQUISITION, INC.

By:	/s/ Deborah Veneziale
Name: Deborah Veneziale
Title: Vice-President

ARZOON ASSET ACQUISITION, INC.

By:	/s/ Kelyn Brannon-Ahn
Name: Kelyn Brannon-Ahn
Title: President

PURCHASER:

SSA GLOBAL TECHNOLOGIES, INC.

By:	/s/ Kirk J. Isaacson
Name: Kirk J. Isaacson
Title: Executive Vice President & General Counsel

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]